Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GTCR VALOR COMPANIES, INC.,

GTCR VALOR MERGER SUB, INC.

and

VOCUS, INC.

April 6, 2014

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	2
Section 1.2	Interpretation	9

ARTICLE II

THE OFFER

Section 2.1	The Offer	11
Section 2.2	Company Action	14
Section 2.3	Directors	15
Section 2.4	Top-Up Option	17

ARTICLE III

THE MERGER

Section 3.1	The Merger	18
Section 3.2	Closing and Effective Time of the Merger	19

ARTICLE IV

TREATMENT OF EQUITY

Section 4.1	Conversion of Shares	19
Section 4.2	Exchange of Certificates and Book Entry Shares	21
Section 4.3	Shares of Dissenting Stockholders	23
Section 4.4	Treatment of Stock Options and Other Awards	23
Section 4.5	Withholding Tax	24
Section 4.6	Series A Share Purchase	25

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1	Organization	25
Section 5.2	Authorization; Validity of Agreement; Company Action	26
Section 5.3	Consents and Approvals; No Violations	26
Section 5.4	Capitalization	27
Section 5.5	SEC Reports; Financial Statements; Disclosure Controls and Procedures	28
Section 5.6	No Undisclosed Liabilities	29

Annex I	–	Conditions to the Offer

INDEX OF DEFINED TERMS

Page

Acceptable Confidentiality Agreement	54
Acceptance Time	11
Accredited Investor	46
Acquisition Agreement	54
Acquisition Proposal	2
Action	3
Affiliate	3
Agreement	1
Antitrust Laws	3
Balance Sheet Date	29
Bankruptcy and Equity Exceptions	26
Benefit Agreement	3
Benefit Arrangements	63
Benefit Plans	32
Board Control Date	3
Book Entry Shares	20
Business Day	3
CBA	40
Certificate of Merger	19
Certificates	20
Change in Recommendation	54
Closing	19
Closing Date	19
Code	3
Common Book Entry Shares	20
Common Certificates	20
Common Shares	1
Common Stock Merger Consideration	19
Company	1
Company Board	1
Company Board Recommendation	1
Company Bylaws	26
Company Charter	26
Company Common Stock	1
Company Disclosure Document	3
Company Disclosure Schedule	3
Company Equity Plan	3
Company Material Adverse Effect	3
Company Option	23
Company Related Parties	68
Company Restricted Stock	24

v

Company RSU	24
Compliant	4
Confidentiality Agreement	5
Confidentiality Agreement Claims	69
Continuing Director	16
Contract	5
Debt Commitment Letter	44
Debt Financing	45
Debt Financing Sources	44
Delaware Courts	74
DGCL	1
Dissenting Shares	23
DOJ	52
DTC	21
Effect	3
Effective Time	19
EFL Claims	70
Employee	57
Encumbrance	5
End Date	65
Environmental Laws	5
Equity Financing	44
Equity Financing Letter	44
ERISA	5
ERISA Affiliate	5
Exchange Act	5
Exchange Fund	21
Expiration Date	12
Financial Advisor	41
Financial Advisor Opinion	41
Financing	45
Financing Letters	44
Financing Proceeds Condition	2
FTC	52
GAAP	5
Governmental Authority	5
Governmental Authorizations	5
Guarantor	2
Hazardous Materials	5
HSR Act	5
Indebtedness	5
Indemnified Party	58
Initial Expiration Date	12
Intellectual Property	6
Intervening Event	6
IRS	6

IT Assets	36
Knowledge	6
Law	6
Lease	39
Leased Real Property	39
Lender	44
Limited Guaranty	2
Marketing Material	7
Marketing Period	7
Material Contract	36
Merger	1
Merger Consideration	20
Minimum Condition	12
Offer	1
Offer Documents	13
Offer Price	1
Offer to Purchase	12
Order	7
Parent	1
Parent Material Adverse Effect	7
Parent Plans	57
Parent Related Parties	69
Parent Termination Fee	68
Participant	7
Party	7
Paying Agent	21
Permitted Encumbrances	7
Person	8
Prohibited Transaction	51
Purchaser	1
Redacted Fee Letter	45
Related Party Transaction	41
Representatives	8
Required Amount	8
Required Information	8
Restated Certificate	25
Rights	42
Rights Agreement	42
Schedule 14D-9	14
Schedule TO	13
SEC	8
SEC Documents	28
Securities Act	8
Securities Exchange Rules	8
Series A Book Entry Shares	20
Series A Certificate of Designation	26

Series A Certificates	20
Series A Merger Consideration	20
Series A Preferred Shares	20
Series A Preferred Stock	2
Series A Preferred Stockholder	2
Series A Purchase Agreement	2
Series A Share Purchase	25
Shares	1
Software	8
Solvent	46
Subsidiary	9
Superior Proposal	9
Support Agreements	1
Surviving Company	18
Tail Policy	59
Takeover Statute	63
Tax Returns	9
Taxes	9
Termination Fee	67
Third Person	9
Top-Up Option	17
Top-Up Par Value Payment	17
Transactions	1
UK	9
United States	9

AGREEMENT AND PLAN OF MERGER, dated as of April 6, 2014 (this “Agreement”), by and among GTCR VALOR COMPANIES, INC., a Delaware corporation (“Parent”), GTCR VALOR MERGER SUB, INC., a Delaware corporation and wholly owned Subsidiary of Parent (“Purchaser”), and VOCUS, INC., a Delaware corporation (the “Company”). Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I.

RECITALS:

(A) It is proposed that Purchaser commence a tender offer (such offer, as amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares (the “Common Shares” and, together with the associated Rights, the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per Share of $18.00 (such amount or any greater amount per Common Share that may be paid pursuant to the Offer, the “Offer Price”);

(B) As soon as practicable following consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Common Share (other than (a) Common Shares to be cancelled in accordance with Section 4.1(c) and (b) Dissenting Shares) shall be converted into the right to receive the Merger Consideration;

(C) The board of directors of the Company (the “Company Board”) has (a) approved this Agreement and the transactions contemplated hereby, including the Offer, the Series A Share Purchase, the Top-Up Option and the Merger (the “Transactions”), and determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and its stockholders, and (b) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser in the Offer (collectively, the “Company Board Recommendation”);

(D) The board of directors of each of Parent and Purchaser has, upon the terms and subject to the conditions set forth in this Agreement, approved and declared advisable this Agreement and the Transactions, and Parent (in its capacity as the sole stockholder of Purchaser) shall adopt this Agreement and approve the Transactions;

(E) Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions;

(F) Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, certain stockholders of the Company are delivering tender and support agreements (the “Support Agreements”) to Parent and Purchaser pursuant to which such stockholders have agreed to tender the Common Shares owned by such stockholders in the Offer and to support the Merger;

(G) Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, Parent, Purchaser and a certain stockholder of the Company (the “Series A Preferred Stockholder”) are entering into a Stock Purchase, Non-Tender and Support Agreement (the “Series A Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions therein, such stockholder has agreed to sell to Purchaser the shares of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) owned by such stockholder; and

(H) Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the “Guarantor” (as defined in the Limited Guaranty) is entering into a limited guaranty in favor of the Company (the “Limited Guaranty”), pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain of the obligations of Parent and Purchaser in connection with this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer by any Third Person, (a) to purchase or otherwise acquire, directly or indirectly, Company Common Stock or Series A Preferred Stock (or securities exercisable, convertible, redeemable or exchangeable for Company Common Stock) that, if consummated in accordance with its terms, would result in such Third Person and its Affiliates, in the aggregate, beneficially owning, directly or indirectly, more than fifteen percent (15%) of the combined voting power of Company Common Stock and Series A Preferred Stock outstanding, (b) to purchase or otherwise acquire (including by joint venture or purchase of the equity interest of one or more of the Subsidiaries of the Company), directly or indirectly, more than fifteen percent (15%) of the consolidated assets (including Intellectual Property rights), bookings or revenues of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof), (c) to effect any merger, consolidation, recapitalization, business combination, joint venture, partnership, share exchange or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Third Person and its Affiliates, in the aggregate, would hold, directly or indirectly, more than fifteen percent (15%) of the combined voting power of the shares of the outstanding Company Common Stock and the Series A Preferred Stock or of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction, (d) to effect any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the combined voting equity interest of the surviving or resulting company following such transaction or (e) to effect any combination of the foregoing.

“Action” means any claim, action, suit or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914, and all other supranational, national, federal, non-U.S. statutes and other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and all other Laws designed or intended to require advance notification or approval of, or otherwise prohibit, restrict or regulate, a merger or other transaction that may be deemed to have the purpose or effect of monopolizing or restraining trade or lessening competition through merger or acquisition.

“Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material compensation, benefit or employment-related Contract of the Company or any of its Subsidiaries with any Participant.

“Board Control Date” means the first date, if any, that Purchaser’s designees are elected or appointed to the Company Board pursuant to Section 2.3(a).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986.

“Company Disclosure Document” means the Schedule 14D-9 and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement.

“Company Equity Plan” means each of the Vocus, Inc. 1999 Stock Option Plan and the Vocus, Inc. 2005 Stock Award Plan.

“Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, nor shall the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, in each case, to the extent (and only to the extent) that an adverse Effect arises out of, results from or is attributable to any of the following: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, in the United States or globally, or changes generally affecting the industries in which the Company or its Subsidiaries compete in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters, (d) actions expressly required to be taken by the Company under this Agreement or taken or not taken at the written request of, or with the written consent of, Parent or Purchaser or actions expressly required not to be taken by the Company under this Agreement under circumstances where the Company has requested the written consent of Parent or Purchaser therefor pursuant to Section 7.1 and which consent has not been timely provided, (e) any breach, violation or non-performance of any provision of this Agreement by Parent or Purchaser, (f) the negotiation, announcement or pendency of this Agreement and the Transactions, (g) the identity of, or the effect of any fact or circumstance relating to, Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact on the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners), (h) any item specifically disclosed in the reports and other documents filed with, or furnished to, the SEC by the Company during the period since January 1, 2013 and publicly available prior to the date hereof (excluding any exhibits or schedules thereto or any documents incorporated by reference therein and excluding any forward-looking statements or risk factors contained therein), (i) any Action arising from allegations of breach of fiduciary duty relating to this Agreement or the Transactions, (j) changes in the trading price or trading volume of Shares, provided that the underlying cause of such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or (k) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred; provided, further, that (i) the exceptions in clause (d) and clause (f) of this definition shall not apply in the context of the representations and warranties in Section 5.3, the first sentence of Section 5.11(f) (other than with respect to actions taken or not taken at the written request of, or with the written consent of, Parent or Purchaser) and the third sentence of Section 5.13(a) and (ii) the exceptions in clauses (a) – (c) of this definition shall not apply to any Effect that affects the Company and its Subsidiaries in a materially disproportionate manner, individually or in the aggregate with all other Effects, when compared to other Persons operating in the industries in which the Company or its Subsidiaries compete in the United States or globally.

“Compliant” means with respect to the Required Information, that: (a) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information and (b) none of the financial statements contained in the Required Information are the subject of any pending restatement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 20, 2013, by and between the Company and an Affiliate of Parent, as may be amended, supplemented or otherwise modified from time to time.

“Contract” means, with respect to any Person, any agreement, contract, lease, instrument or other legally binding obligation to which such Person is a party or is otherwise subject or bound.

“Encumbrance” means any security interest, pledge, mortgage, lien, encumbrance, easement, defect in title, deed of trust or hypothecation, other than any license of, or other grant of rights to use, Intellectual Property rights.

“Environmental Laws” means all Laws relating to pollution, the protection or remediation of or prevention of harm to the environment or natural resources or the protection of human health and safety from the presence of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, regional or local governmental, legislative, judicial, administrative, arbitral or regulatory authority, agency, commission, body, court or tribunal, whether domestic or foreign.

“Governmental Authorizations” means all licenses, permits, variances, waivers, Orders, registrations, consents, certificates and other authorizations and approvals of or by a Governmental Authority required to carry on the business of the Company and its Subsidiaries as currently conducted under applicable Law.

“Hazardous Materials” means material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) any other obligations owed by such Person under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by such Person, (c) all letters of credit or performance bonds issued for the account of such Person, (d) all guarantees of such Person with respect to any of the foregoing of any other Person (e) any obligations of such Person under any lease of property, real or personal, which obligations are required to be classified as capital leases in accordance with GAAP and (f) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof).

“Intellectual Property” means, collectively, all United States and foreign intellectual property and similar proprietary rights, including (a) patents and pending patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade names, trade dress, logos, slogans, brand names, corporate names and Internet domain names, together with all registrations and applications therefor, (c) copyrights and copyright registrations and applications, (d) rights in Software and all electronic data, databases and data collections and rights in descriptions, flow-charts and other work product used to design, plan, organize and maintain, support or develop any Software, and all documentation, including programmers’ notes and source code annotations, user manuals and training materials related to any of the foregoing, and (e) trade secrets and all other proprietary and confidential information and know-how and, whether or not confidential, all proprietary business information.

“Intervening Event” means any material Effect that first occurs, arises or becomes known to the Company after the date of this Agreement, to the extent that such Effect, or the consequences of, such Effect was not reasonably foreseeable as of or prior to the date of this Agreement; provided, however, that the following shall not constitute or be deemed to contribute to an Intervening Event, nor shall the following be taken into account in determining whether an Intervening Event has occurred or would reasonably be expected to occur, in each case to the extent (and only to the extent) that such an Effect arises out of, results from or is attributable to any of the following: (a) the receipt, disclosure, existence or terms of any Acquisition Proposal, (b) changes in the trading price or trading volume of Shares, provided that the underlying cause of such changes may be taken into account in determining whether an Intervening Event has occurred and (c) any meeting or exceeding by the Company or any of its Subsidiaries of any revenue, earnings or other financial projections or forecasts, provided that the underlying cause of such meeting or exceeding may be taken into account in determining whether an Intervening Event has occurred.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to: (a) the Company as it relates to any fact or other matter, the actual knowledge after due inquiry of the individuals listed in Section 1.1 of the Company Disclosure Schedule and (b) Parent as it relates to any fact or other matter, the actual knowledge of Mark Anderson and Lawrence Fey.

“Law” means any national, regional or local law, statute, ordinance, rule, regulation or Order promulgated by a Governmental Authority.

“Marketing Material” means customary bank books, information memoranda and other information packages regarding the business, operations financial condition, projections and prospects of the Company, in each case, as required by the Debt Commitment Letter.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout and at the end of which Parent and the Debt Financing Sources shall have had access to the Required Information and all requested Marketing Materials, in each case, that is Compliant; provided, that (a) the Marketing Period shall exclude July 2, 2014 and July 3, 2014 (it being understood that such days shall be disregarded for purposes of calculating the consecutive Business Days constituting the Marketing Period), (b) the Marketing Period shall end on or prior to August 15, 2014 or, if such period has not ended on or prior to August 15, 2014, then the Marketing Period shall commence no earlier than September 2, 2014, and (c) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Parent Material Adverse Effect” means a material impairment or delay beyond the End Date of the ability of Parent to perform timely its obligations under this Agreement or to consummate timely the Transactions.

“Participant” means each current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.

“Party” means Parent, Purchaser or the Company.

“Permitted Encumbrances” means (a) any lien for Taxes not yet due or being contested in good faith and, as to Taxes being contested, for which adequate accruals or reserves have been established in accordance with GAAP, (b) liens securing Indebtedness or liabilities that are reflected in the reports and other documents filed with, or furnished to, the SEC by the Company during the period since January 1, 2013 and publicly available prior to the date hereof (excluding any exhibits or schedules thereto or any documents incorporated by reference therein and excluding any forward-looking statements or risk factors contained therein), (c) such liens or other imperfections of title, if any, that do not, individually or in the aggregate, materially impair the use or value of the property subject thereto, including (i) covenants, conditions and restrictions, easements, rights of way, licenses or claims of the same, whether or not shown by the public records, (ii) boundary line disputes, overlaps, encroachments and other matters, whether or not of record, that would be disclosed by an accurate survey or a personal inspection of the property, (iii) any supplemental Taxes or assessments not shown by the public records and (iv) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (d) liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (e) liens that would be disclosed on current title reports or existing surveys that have been provided to Parent prior to the date hereof, (f) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (g) Encumbrances incurred or deposits made to a Governmental Authority in connection with a Governmental Authorization, (h) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s and similar liens incurred in the ordinary course of business for sums not yet due and payable, (i) liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (j) conditional sales contracts, leases, subleases, licenses or sublicenses granted to others in the ordinary course of business (other than with respect to Leased Real Property) which do not materially interfere with the ordinary conduct of the business of the Company and do not secure any Indebtedness and (k) Encumbrances listed or described in Section 1.1 to the Company Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or any other entity or organization, including a Governmental Authority.

“Representatives” means, as to any Person, such Person’s directors, officers, employees, representatives and other agents, including investment bankers, attorneys, accountants and other advisors and, with respect to Parent, financing sources (including the Debt Financing Sources).

“Required Amount” means the aggregate Offer Price, the aggregate consideration in respect of the Series A Share Purchase, the Top-Up Par Value Payment, the aggregate Merger Consideration and the consideration provided herein in respect of Company Options and Company RSUs and all fees, expenses and other amounts contemplated to be paid by Parent or Purchaser pursuant to this Agreement, less the amount of the commitment under the Equity Financing Letter.

“Required Information” means (a) audited consolidated balance sheets and related statements of income and cash flows of the Company for the last three fiscal years ended at least ninety (90) days prior to the Effective Time, (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least forty-five (45) days prior to the Effective Time and (c) information concerning the Company and its Subsidiaries or their business or operations reasonably requested by Parent prior to the start of the Marketing Period to the extent reasonably available to the Company and as may be customary and reasonably necessary for Parent and the Debt Financing Sources to prepare the “Confidential Information Memorandum” referred to in the Debt Commitment Letter in respect of the Debt Financing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Rules” means the rules and regulations, including listing standards, of the NASDAQ Global Market or other United States national securities exchange registered under the Exchange Act on which the Shares are then traded.

“Software” means software, firmware, middleware and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable code or binary code.

“Subsidiary” means, as to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means a bona fide, written Acquisition Proposal (substituting the term “seventy percent (70%)” for the term “fifteen percent (15%)” in each instance where such term appears in the definition thereof) by any Third Person, that the Company Board determines in good faith, based on the information then available, would be reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the Transactions (including, to the extent applicable, any adjustments to the terms hereof that Parent shall have offered pursuant to Section 8.3), (a) after consultation with a financial advisor and outside legal counsel, (b) after taking into account all legal, financial, tax, regulatory and other terms and conditions of such proposal (including the financing terms thereof, the nature of the consideration offered and the expected timing and risk and likelihood of consummation) and (c) if (and only if) such proposal is not a proposal for the purchase of all of the Shares, after considering the value of the Company and its Subsidiaries (as determined by the Company Board in good faith after consultation with its financial advisor) after giving effect to the consummation of such proposal and, if applicable, any proposed or contemplated future sale or sales of the remaining assets of the Company and its Subsidiaries.

“Tax Returns” means any and all returns, reports, statements, certificates, schedules or claims for refund of or with respect to any Tax which is required to be supplied to any Governmental Authority, including any and all attachments, amendments and supplements thereto.

“Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income, profits, alternative minimum, estimated, payroll, withholding, social security, sales, use, ad valorem, value added, excise, franchise, premium, gross receipts, stamp, transfer, net worth and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same nature as or a similar nature to any of the foregoing.

“Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) the Company or any of its controlled Affiliates or (b) Parent or any of its Affiliates or any “group” including Parent or any of its Affiliates.

“UK” means the United Kingdom.

“United States” means the United States of America.

Section 1.2 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) References to the Preamble or a Recital, Section, Article, Annex, Exhibit or Schedule are to the Preamble or a Recital, Section or Article of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated to the contrary.

(ii) References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section.

(iii) References to any Governmental Authority include any successor to such Governmental Authority and to any Affiliate include any successor to such Affiliate.

(iv) References to “this Agreement” include the Annexes, Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement.

(v) References to a “willful and material breach” refer to a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the actual knowledge that the taking of or failure to take such act would or would reasonably be expected to cause a breach of this Agreement.

(vi) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(vii) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(viii) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(ix) Reference to documents or materials having been “furnished to,” “provided to” or “made available to” (or words of similar import) any Person by the Company, any of its Subsidiaries or any of their respective Representatives shall be deemed to have been satisfied by the inclusion of such materials in the online data room made accessible to Parent in connection with the negotiation of this Agreement; provided, that, for purposes of the Company’s representations and warranties in ARTICLE V, the foregoing shall have been deemed to have been satisfied by the inclusion of such materials in such online data room by no later than 5:00 p.m. (Eastern Time) on the day prior to the date of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends and shall not simply mean “if”. The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular, unless the specific context requires otherwise. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Provided that this Agreement shall not have been terminated pursuant to, and in accordance with, ARTICLE X, as promptly as practicable after the date hereof (but in no event later than ten (10) Business Days after the date of the initial public announcement of this Agreement), Purchaser shall, and Parent shall cause Purchaser to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer.

(b) Purchaser shall, and Parent shall cause Purchaser to, accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date (and in any event within one (1) Business Day after the Expiration Date) (the date and time of acceptance for payment, the “Acceptance Time”), subject only to (i) there being validly tendered in the Offer and not properly withdrawn at the Expiration Date that number of Shares (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, together with the number of Shares, if any, then owned, directly or indirectly, by Parent or Purchaser or their respective Subsidiaries (provided, that Parent, Purchaser and their respective Subsidiaries shall not be deemed to own, directly or indirectly, Common Shares issuable upon conversion of the Series A Preferred Stock to be purchased by Purchaser pursuant to the Series A Purchase Agreement) (x) represents at least a majority of Common Shares outstanding as of immediately prior to the Expiration Date and (y) after giving effect to the exercise by Parent or Purchaser of the Top-Up Option, represents at least ninety-percent (90%) of the then outstanding Common Shares (in both cases of clause (x) and (y), including in the number of then outstanding Common Shares, Common Shares issuable upon exercise of Company Options as to which valid notices of exercise have been received and Common Shares have not yet been issued prior to the Expiration

Date) (the “Minimum Condition”); and (ii) the satisfaction or waiver by Parent or Purchaser, at the Expiration Date, of the other conditions set forth in Annex I. On or prior to the date that Purchaser becomes obligated to pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Purchaser on a timely basis funds sufficient to purchase and pay for any and all Shares that Purchaser becomes obligated to accept for payment and purchase pursuant to the Offer, and Purchaser shall pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer substantially concurrently with the Acceptance Time. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder of such Share, in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 4.5.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with applicable Law and this Agreement, including the conditions set forth in Annex I. Parent and Purchaser expressly reserve the right to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition) or make any other changes in the terms and conditions of the Offer; provided, however, that unless previously expressly approved by the Company in writing, Purchaser shall not (i) decrease the Offer Price payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) impose any condition to the Offer in addition to those set forth in Annex I or amend any condition set forth in Annex I in a manner adverse to the holders of Shares (including, for the avoidance of doubt, to make any condition to the Offer more onerous), (vi) extend the Expiration Date other than in accordance with this Agreement or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (vii) amend or supplement any other term of the Offer in a manner adverse to the holders of Shares.

(d) Subject to the provisions of this Agreement, unless extended in accordance with this Agreement, the Offer shall expire at 9:30 a.m. (Eastern Time) on the date that is twenty-one (21) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (such expiration date and time, the “Initial Expiration Date”) or, if the Offer has been extended in accordance with this Agreement, at the time and date to which the Offer has been so extended (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If on or prior to any then scheduled Expiration Date any of the conditions to the Offer have not been satisfied or, to the extent waivable by Parent or Purchaser pursuant to this Agreement and applicable Law, waived by Parent or Purchaser, subject to Parent’s rights set forth in Section 10.1, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for successive periods to be determined by Purchaser of up to five (5) Business Days each (or such longer period as the Parties may agree) in order to permit the satisfaction of such conditions; provided that (x) if at any Expiration Date the sole then unsatisfied condition is the Minimum Condition, (A) unless Purchaser shall have previously received the Company’s written consent therefor, Purchaser shall only be permitted to extend the Offer on not more than one occasion for up to five (5) Business Days from the first such Expiration Date and (B) Purchaser shall be required to extend the Offer for up to thirty (30) Business Days in the aggregate (including any voluntary extension by Parent pursuant to clause (A)) from the first such Expiration Date, if and only if the Company shall have delivered to Purchaser a written request that Purchaser so extend the Offer; (y) Purchaser shall not be required to, and without the Company’s prior written consent shall not, extend the Offer beyond the End Date and (z) subject to the immediately succeeding sentence, Purchaser shall not, and Parent shall cause Purchaser not to, without the Company’s prior written consent, extend the Offer if all conditions to the Offer have been satisfied. In addition, notwithstanding the foregoing provisions of this subsection (e), (i) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for any period or periods required by applicable Law, including applicable rules, regulations, interpretations or positions of the SEC or its staff, or Securities Exchange Rules and (ii) Purchaser shall have the right in its sole discretion to extend the Offer for one or more periods to be determined by Purchaser of not more than five (5) Business Days in the aggregate if (A) all of the conditions to the Offer have been satisfied or waived and (B) the Required Amount of the proceeds of the Debt Financing has not actually been received by Parent or Purchaser as of the then scheduled Expiration Date.

(f) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to, and in accordance with, ARTICLE X. If this Agreement is terminated pursuant to, and in accordance with, ARTICLE X, Purchaser shall, and Parent shall cause Purchaser to, promptly (and in any event within one (1) Business Day following such termination) irrevocably and unconditionally terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated by Purchaser, or if this Agreement is terminated pursuant to, and in accordance with, ARTICLE X prior to the acquisition of Shares in the Offer, Purchaser shall promptly return, and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(g) As soon as practicable on the date of the commencement of the Offer, Parent and Purchaser shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include as exhibits: the Offer to Purchase, a form of letter of transmittal, a form of notice of guaranteed delivery, a form of summary advertisement and any other ancillary Offer documents or instruments required by the Exchange Act or otherwise pursuant to which the Offer shall be made (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”). The Schedule TO and the Offer Documents shall comply in all material respects with the applicable provisions of the Exchange Act. Parent and Purchaser agree to cause copies of the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent, Purchaser and the Company agree to correct promptly any information provided by such Party for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC or disseminated to holders of Shares, and Parent and Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall provide them a written summary of any oral comments, that Parent, Purchaser or their counsel receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such responses, and Parent and Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 2.2 Company Action.

(a) On the date the Schedule TO and the Offer Documents are filed with the SEC or as soon as practicable (but in any event no later than one (1) Business Day) thereafter, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that, subject to and without limiting the rights of the Company Board to effect a Change in Recommendation in accordance with Section 8.3, contain the Company Board Recommendation. The Company shall also include, and represents and warrants that it has obtained all necessary consents of the Financial Advisor to include, in the Schedule 14D-9 the Financial Advisor Opinion in its entirety and a summary of the financial analysis conducted by the Financial Advisor. The Schedule 14D-9 shall comply in all material respects with the applicable provisions of the Exchange Act. The Company agrees to cause copies of the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by the Exchange Act; provided, however, that at the Company’s request, Parent and Purchaser shall, at their own expense, disseminate any such Schedule 14D-9 required to be disseminated to holders of Common Shares, subject to the availability of the Schedule 14D-9 at the time Parent and Purchaser intend to disseminate the Offer Documents. The Company and Parent shall cooperate to cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents disseminated to the holders of Shares. The Company, Parent and Purchaser agree to promptly correct any information provided by such Party for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and copies thereof disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC or disseminated to holders of Shares, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall provide them a written summary of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such responses, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

(b) Promptly after the date hereof (and in any event in sufficient time to permit Purchaser to commence the Offer in a timely manner) and otherwise from time to time as Parent may reasonably request in communicating the Offer to the Company’s stockholders, the Company shall furnish or cause to be furnished to Purchaser, to the extent reasonably available to the Company, mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information (including, to the extent reasonably available to the Company, updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists). The Company shall provide such other assistance as Purchaser or its agents may reasonably request in communicating with the record and beneficial owners of Shares, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of Shares in the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Purchaser shall keep confidential and not disclose the information contained in any such labels, lists, listings and files, in each case as required by the Confidentiality Agreement, shall use any such information only in connection with the Transactions pursuant to this Agreement and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

(c) To the extent permissible under applicable Law, the Company Board shall use its reasonable best efforts to take any action necessary to cause any Common Shares reserved for or otherwise subject to issuance (i) upon the exercise of outstanding Company Options to be canceled upon the Acceptance Time pursuant to Section 4.4(a), (ii) pursuant to the settlement of outstanding Company RSUs to be canceled upon the Acceptance Time pursuant to Section 4.4(b) and (iii) otherwise reserved for issuance pursuant to the Company Equity Plans, to be not so reserved or subject to issuance at and after the Acceptance Time.

(d) The Company shall use its reasonable best efforts to register (and shall instruct its transfer agent to register) the transfer of Shares accepted for payment by Purchaser effective immediately after the Acceptance Time.

Section 2.3 Directors.

(a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, subject to applicable Law and Securities Exchange Rules, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 2.3) and the percentage that such number of Shares so purchased (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed. Subject to subsection (c) of this Section 2.3 and applicable Law and Securities Exchange Rules, the Company shall, to the extent requested by Parent, also cause individuals so designated to constitute the same percentage as such individuals represent of the entire Company Board (but no less than a majority) on the following: (i) each committee of the Company Board; (ii) each board of directors and each committee thereof of each wholly owned Subsidiary of the Company; and (iii) the designees, appointees or other similar representatives of the Company on each board of directors (or other similar governing body) and each committee thereof of each non-wholly owned Subsidiary. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder, which shall be so mailed together with a copy of the Schedule 14D-9. Parent and Purchaser shall furnish to the Company all information with respect to the designees and themselves and their respective officers, directors and Affiliates, in each case required by such section and rule.

(b) At or prior to the Effective Time, so long as there shall be at least one director of the Company on the Company Board who is (i) an individual serving as a director of the Company from and after the date hereof or (ii) an individual becoming a director of the Company after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors described in clause (i) or this clause (ii) then comprising the Company Board other than a designee of Parent or Purchaser (a “Continuing Director”), any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement and any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement or any other action by the Company Board with respect to the Transactions if such action could reasonably be expected to adversely affect any holders of Shares other than Parent, Purchaser or their Subsidiaries, shall require authorization by a majority of the Continuing Directors (or of the sole Continuing Director if there shall then be only one Continuing Director).

(c) In the event that Purchaser’s designees are elected or appointed to the Company Board pursuant to Section 2.3(a), until the Effective Time, each committee of the Company Board that is required by applicable Securities Exchange Rules or Law to be comprised solely of, or a majority of, Continuing Directors shall be so comprised; provided, however, that in such event, if the number of Continuing Directors shall be reduced below the number of directors as may be required by such rules or securities Laws for any reason whatsoever or the Continuing Directors shall not satisfy other requirements of applicable Securities Exchange Rules or Law, the remaining Continuing Director or Continuing Directors shall be entitled to designate individuals meeting the foregoing criteria to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Section 2.3(c) or, if no other Continuing Director then remains, the other directors shall designate such number of directors as may be required by applicable Securities Exchange Rules and Law to fill such vacancies, which directors shall be deemed to be Continuing Directors for purposes of this Section 2.3(c).

Section 2.4 Top-Up Option.

(a) Subject to Section 2.4(b) and (c), the Company grants to Parent and Purchaser an option (the “Top-Up Option”) to purchase from the Company the number of Common Shares equal to the lesser of (i) the lowest number of Common Shares that, when added to the number of Common Shares owned by Parent and Purchaser at the time of exercise of the Top-Up Option (provided, that Parent, Purchaser and their respective Subsidiaries shall not be deemed to own, directly or indirectly, Common Shares issuable upon conversion of the Series A Preferred Stock to be purchased by Purchaser pursuant to the Series A Purchase Agreement), constitutes at least ninety percent (90%) of the number of Common Shares that would be outstanding immediately after the issuance of all Common Shares subject to the Top-Up Option, or (ii) the aggregate number of Common Shares that the Company is authorized to issue under the Company Charter but that are not outstanding and not reserved or otherwise committed to be issued (as such terms are used in the DGCL) at the time of exercise of the Top-Up Option. The Top-Up Option shall be exercisable only once, in whole but not in part.

(b) At any time at or after the Acceptance Time, the Top-Up Option may subsequently be exercised by Parent or Purchaser, or at any time at or after the Series A Share Purchase, upon written request, of the Company (in accordance with this Section 2.4) shall be exercised by Parent or Purchaser. Upon Parent’s request, the Company shall cause its transfer agent to certify in writing to Parent the number of Common Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the maximum number of Common Shares available pursuant to the Top-Up Option. The aggregate purchase price payable for the Common Shares being purchased by Parent or Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price. Such purchase price shall be paid by Parent or Purchaser (i) in cash equal to the aggregate par value of such Common Shares (the “Top-Up Par Value Payment”) and (ii) by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall be full recourse to Purchaser, shall be guaranteed by Parent, shall bear interest at the rate of three percent (3%) per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event Parent or Purchaser wishes or is required to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth (i) the number of Common Shares that Parent or Purchaser intends to purchase pursuant to the Top-Up Option and (ii) the place and time at which the closing of the purchase of such Common Shares by Parent or Purchaser is to take place. In the event the Company wishes that Parent or Purchaser exercise the Top-Up Option, the Company shall deliver to Parent and Purchaser a written notice setting forth (A) the number of Common Shares to be purchased by Parent or Purchaser pursuant to the Top-Up Option, and (B) the place and time at which the closing of the purchase of such Common Shares by Parent or Purchaser is to take place. At the closing of the purchase of such Common Shares to be issued upon exercise of the Top-Up Option, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Purchaser (as the case may be) a certificate representing such shares. Notwithstanding anything to the contrary contained herein, Parent and Purchaser shall not be entitled or required to exercise the Top-Up Option, and the Company shall not be obligated to issue shares in respect thereof, (x) if any Law shall prohibit or make illegal the exercise of the Top-Up Option or the issuance of Common Shares pursuant thereto or (y) Parent and Purchaser, directly or indirectly, own Common Shares and Series A Preferred Shares representing less than a majority of the voting power of the outstanding Common Shares and Series A Preferred Shares.

(d) Notwithstanding anything to the contrary herein, in any appraisal proceeding under Section 262 of the DGCL, the exercise of the Top-Up Option, the issuance of the Common Shares pursuant thereto, the delivery by Purchaser of cash or the promissory note in payment for such Common Shares and the other transactions contemplated in connection with the exercise of the Top-Up Option shall not be considered in connection with the determination of the fair value of any Dissenting Shares in accordance with Section 262 of the DGCL.

ARTICLE III

THE MERGER

Section 3.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”). The Merger shall be effected as soon as practicable following the consummation of the Offer, the Series A Share Purchase and, if applicable, the exercise of the Top-Up Option. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Company.

(b) At the Effective Time, the Company Charter shall become the certificate of incorporation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 8.5(a). Subject to Section 8.5(a), promptly following the Effective Time, the Company Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as the bylaws of Purchaser in effect immediately prior to the Effective Time, except that all references therein to Purchaser shall be references to the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly appointed, or until their earlier death, resignation or removal.

(d) If at any time after the Effective Time the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Transactions, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such assets in the Surviving Company or otherwise to carry out this Agreement.

Section 3.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place immediately following the satisfaction or waiver of the conditions set forth in ARTICLE IX at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, 23rd floor, Boston, Massachusetts, unless another time, date or place is agreed to in writing by the Parties; provided that, in any event, the Merger shall be effected as soon as practicable following the consummation of the Offer and, if applicable, exercise of the Top-Up Option. The date on which the Closing occurs is referred to herein as the “Closing Date”. As part of the Closing, Parent, Purchaser and the Company shall cause an appropriate certificate of merger (or, if applicable, a certificate of ownership and merger) (in either case, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later date and time agreed upon by the Parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

ARTICLE IV

TREATMENT OF EQUITY

Section 4.1 Conversion of Shares.

(a) At the Effective Time, each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be cancelled pursuant to Section 4.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereof, without any interest thereon, equal to the Offer Price (the “Common Stock Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 4.5.

(b) Each share of common stock, $0.01 par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(c) All shares of Company Common Stock and Series A Preferred Stock that are owned by the Company as treasury stock and Common Shares and Series A Preferred Shares that are owned by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time, shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each Common Share converted into the right to receive the Common Stock Merger Consideration pursuant to Section 4.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of such Shares not represented by certificates (“Common Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented such Shares (the “Common Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon transfer of such Common Book Entry Shares or delivery of such Common Certificates in accordance with Section 4.2, the Common Stock Merger Consideration, without any interest thereon, for each such Share held by them.

(e) If, between the date of this Agreement and the Effective Time and subject to the terms and conditions of this Agreement (including Section 7.1), the outstanding Common Shares or Series A Preferred Shares are changed into a different number or class or series of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or an issuance of Common Shares or Series A Preferred Shares upon the exercise or exchange of Rights following a Triggering Event (as defined in the Rights Agreement) occurs, then the Offer Price (as well as the Merger Consideration) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such event.

(f) At the Effective Time, each share of Series A Preferred Stock (the “Series A Preferred Shares”) issued and outstanding immediately prior to the Effective Time (other than Series A Preferred Shares to be cancelled pursuant to Section 4.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereof, without any interest thereon, equal to $77.30 (the “Series A Merger Consideration” and, together with the Common Stock Merger Consideration, the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 4.5. At the Effective Time, each Series A Preferred Share converted into the right to receive the Series A Merger Consideration pursuant to this Section 4.1(f) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of such Series A Preferred Shares not represented by certificates (“Series A Book Entry Shares” and, together with the Common Book Entry Share, the “Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented such Series A Preferred Shares (the “Series A Certificates” and, together with the Common Certificates, the “Certificates”) shall cease to have any rights with respect to such Series A Preferred Shares other than the right to receive, upon transfer of such Series A Book Entry Shares or delivery of such Series A Certificates in accordance with Section 4.2, the Series A Merger Consideration, without any interest thereon, for each such Share held by them.

Section 4.2 Exchange of Certificates and Book Entry Shares.

(a) At the Closing and immediately following the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent shall deliver, in trust, to American Stock Transfer & Trust Company, LLC, or such other paying agent as agreed to in writing by the Parties (the “Paying Agent”), for the benefit of the holders of Common Shares and Series A Preferred Shares at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 4.1(a) and Section 4.1(f) (including with respect to former Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL), Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares not held through The Depository Trust Company (“DTC”) whose Common Shares or Series A Preferred Shares were converted into the right to receive the Merger Consideration pursuant to Section 4.1(a) or Section 4.1(f), as applicable: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or such Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of such Book Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of such Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share not held through DTC or surrender of a Certificate for cancellation to the Paying Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this ARTICLE IV, and such Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable. With respect to Book Entry Shares held through DTC, which Book Entry Shares were converted into the right to receive the Merger Consideration pursuant to Section 4.1(a) or Section 4.1(f), as applicable, the holder of such Book Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal.

(c) The Exchange Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Company; provided, however, that any such investments shall be in short-term obligations of the United States government with maturities of no more than thirty (30) days or guaranteed by the United States government and backed by the full faith and credit of the United States government. Earnings on the Exchange Fund in excess of the amounts payable to the Company stockholders shall be the sole and exclusive property of Parent and the Surviving Company and shall be paid to Parent or the Surviving Company as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this ARTICLE IV, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the holders of Common Shares and Series A Preferred Shares as of immediately prior to the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Company or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this ARTICLE IV, except as otherwise provided by Law.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Company. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this ARTICLE IV with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of all claims or interest of any Person previously entitled thereto.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit to be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if requested by Parent, the posting by such Person of a bond in customary amount, upon such terms as reasonably requested by Parent, as indemnity against any claim that may be made against Parent or the Surviving Company with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this ARTICLE IV.

Section 4.3 Shares of Dissenting Stockholders.

(a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 4.3(b) any Common Shares or Series A Preferred Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who is entitled to demand, and who has properly demanded, appraisal of such shares pursuant to, and who complies with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted as set forth in Section 4.1, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent and any other information or documents with respect thereto that it receives to Parent, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to each such dissent. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent.

(b) If any stockholder who holds Dissenting Shares withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time or the occurrence of such withdrawal or loss, such stockholder’s shares shall no longer be Dissenting Shares and, if the occurrence of such withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 4.1.

Section 4.4 Treatment of Stock Options and Other Awards.

(a) Company Options. The Company shall take such actions that it deems necessary or appropriate so that (i) immediately prior to the Acceptance Time, each then outstanding compensatory option to purchase shares of Company Common Stock (“Company Option”) under each Company Equity Plan becomes fully vested and exercisable and (ii) by virtue of the occurrence of the Acceptance Time and without any action on the part of any holder of any Company Option, each Company Option outstanding as of immediately prior to the Acceptance Time shall be cancelled and the holder thereof becomes entitled to receive a cash payment from the Company with respect thereto equal to the product obtained by multiplying (x) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Option, by (y) the number of shares of Company Common Stock issuable upon exercise of such Company Option, subject to any withholding of Taxes required by applicable Law in accordance with Section 4.5. In the event that the exercise price per share of Company Common Stock subject to a Company Option is equal to or greater than the Common Stock Merger Consideration, such Company Option shall be cancelled with no payment due to the holder thereof and such Company Option shall be of no further force or effect. Parent or

Purchaser shall cause any cash payments required pursuant to this Section 4.4(a) to be paid by the Surviving Company as promptly as reasonably practicable (but in any event not later than the next regular payroll payment date following the Acceptance Time, and in all events in compliance with the requirements of Section 409A of the Code).

(b) Company Restricted Stock Awards. The Company shall take such actions that it deems necessary or appropriate so that each restricted share of Company Common Stock (“Company Restricted Stock”) that is outstanding as of immediately prior to the Acceptance Time shall, by virtue of the occurrence of the Acceptance Time and without any action on the part of any holder of any share of Company Restricted Stock, be fully vested immediately prior to the Acceptance Time and shall be treated in the manner set forth in this ARTICLE IV with respect to shares of Company Common Stock. In connection with the Offer, the Company shall use reasonable best efforts under any Company Equity Plans, including granting any waivers, consents or approvals conditioned upon the Acceptance Time, to permit holders of Company Restricted Stock to tender such Company Restricted Stock in the Offer.

(c) Company RSUs. The Company shall take such actions that it deems necessary or appropriate so that, as of the Acceptance Time, (i) each award of restricted stock units granted under each Company Equity Plan that is outstanding immediately prior to the Acceptance Time (each, a “Company RSU”) shall, as of the Acceptance Time, be cancelled and of no further force or effect and (ii) in exchange for the cancellation of such Company RSU, the holder of such Company RSU shall receive a payment equal to the Common Stock Merger Consideration for each share of Company Common Stock underlying such Company RSU, whether or not otherwise vested as of the Acceptance Time, subject to any withholding of Taxes required by applicable Law in accordance with Section 4.5. For each Company RSU the vesting of which is subject to the attainment of performance goals for which the applicable performance period is not complete as of the Acceptance Time, the number of shares of Company Common Stock for which payment shall be made hereunder shall be equal to one hundred percent (100%) of the number of shares of Company Common Stock that could be earned pursuant to such Company RSU assuming attainment of one hundred percent (100%) of all applicable targets. Parent or Purchaser shall cause any cash payments required pursuant to this Section 4.4(c) to be paid by the Surviving Company as promptly as reasonably practicable (but in any event not later than the next regular payroll payment date following the Acceptance Time, and in all events in compliance with the requirements of Section 409A of the Code).

(d) Termination of Company Equity Plans. The Company shall take such actions that it deems necessary or appropriate so that, as of the Acceptance Time, the Company Equity Plans shall be terminated and no further shares of Company Common Stock, Company Options, Company Restricted Stock, Company RSUs or other rights with respect to shares of Company Common Stock shall be granted thereunder.

Section 4.5 Withholding Tax. Each of the Paying Agent, the Company, Purchaser, the Surviving Company and Parent may deduct or withhold from the consideration payable to any Person pursuant to ARTICLE II, ARTICLE III or ARTICLE IV such amounts required to be deducted or withheld with respect to such payments under applicable Tax Law. If the Paying Agent, the Company, Purchaser, the Surviving Company or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, the Company, Purchaser, the Surviving Company or Parent, as the case may be, made such deduction or withholding. At the Closing, the Company shall deliver to Parent a certificate in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) stating that the Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, in a form reasonably satisfactory to Parent.

Section 4.6 Series A Share Purchase. Immediately following the Acceptance Time and prior to the exercise of the Top-Up Option and the Effective Time, upon the terms and subject to the conditions of the Series A Purchase Agreement, Purchaser shall purchase the Series A Preferred Shares covered thereby (the “Series A Share Purchase”). Parent and Purchaser shall take all necessary or appropriate action to waive, effective as of the Series A Share Purchase, any requirement that Common Shares be reserved or otherwise committed to be issued with respect to the conversion of Series A Preferred Shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule or disclosed in the reports and other documents filed with, or furnished to, the SEC by the Company during the period since January 1, 2013 and publicly available prior to the date hereof (excluding any exhibits or schedules thereto or any documents incorporated by reference therein and excluding any forward-looking statements or risk factors contained therein), the Company represents and warrants to Parent and Purchaser as follows:

Section 5.1 Organization.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware and has the requisite power and authority to own, lease or otherwise hold and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Each of the “significant subsidiaries” of the Company (as defined in Regulation S-X promulgated under the Securities Act) is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease or otherwise hold and operate its assets and properties and to carry on its business as it is now being conducted.

(c) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where any failures to be so duly qualified or licensed or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a copy of its Fifth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) including the Certificate of Designation of Series A

Preferred Stock filed with the Secretary of State of the State of Delaware on February 24, 2012 (the “Series A Certificate of Designation” and together with the Restated Certificate, as they may be further amended or restated, the “Company Charter”) and Second Amended and Restated Bylaws (as may be further amended or restated, the “Company Bylaws”), in each case as in effect on the date hereof. The Company Charter and the Company Bylaws, and the corresponding organizational document for each of the Company’s Subsidiaries, are in full force and effect on the date hereof and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Charter or the Company Bylaws or the corresponding organizational documents, as applicable.

Section 5.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. As of the date hereof, the Conversion Number (as such term is defined in the Series A Certificate of Designation) is 3.0256. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar Laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (collectively, the “Bankruptcy and Equity Exceptions”).

(b) As of the date hereof, the Company Board has (i) approved this Agreement and the Transactions, including the Offer and the Merger, (ii) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and its stockholders and (iii) resolved to make the Company Board Recommendation. Assuming the accuracy of the representations and warranties in Section 6.7, the Company Board has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution of this Agreement, the Series A Purchase Agreement or the Support Agreements or the consummation of the Transactions, without any further action on the part of the stockholders or the Company Board. To the Knowledge of the Company, no other state takeover statute or regulation applies to the Merger or the other Transactions.

Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (a) violate any provision of the Company Charter or the Company Bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or consent) under, any Contract or Governmental Authorizations to which the Company or any of its Subsidiaries is a party or to which any of their respective assets are subject, (c) violate any Law applicable to the Company, any of its

Subsidiaries or any of their respective assets or (d) other than in connection or compliance with applicable requirements of (i) the DGCL (ii) the Antitrust Laws, (iii) the Exchange Act and (iv) the Securities Exchange Rules, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any Governmental Authority; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that would not, or such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected (A) to have a Company Material Adverse Effect or (B) to delay beyond the End Date the ability of the Company to consummate the Transactions.

Section 5.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 90,000,000 shares of Company Common Stock, (x) of which 21,638,799 Common Shares are issued and outstanding as of April 2, 2014 (of which 1,153,268 Common Shares are shares of Company Restricted Stock issued pursuant to the Company Equity Plans) and (y) as of April 2, 2014 an additional 35,074 Common Shares are issued and held in treasury, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which (A) 1,000,000 shares are designated as Series A Preferred Shares, of which 1,000,000 shares are issued and outstanding as of April 2, 2014 (and, as of the date hereof, the Stated Value (as defined in the Series A Certificate of Designation) of the Series A Preferred Shares is $77.30), and (B) 100,000 shares are designated as Series B Junior Participating Preferred Stock, none of which are issued and outstanding as of April 2, 2014. No shares of the Company Common Stock or Series A Preferred Stock are owned by a Subsidiary of the Company. All of the outstanding capital stock and other equity interests of the Company are, and all of the outstanding capital stock subject to issuance under the Company Equity Plans will be when issued, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, except for the Company Options, shares of Company Restricted Stock and Company RSUs set forth in Section 5.4(b), there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries, (ii) phantom or similar rights based on the value of any shares of capital stock or other equity interest in the Company or any of its Subsidiaries, (iii) preemptive rights with respect to, or contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, any capital stock of the Company or any of its Subsidiaries or (iv) stockholder agreements, registration rights agreements, voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the capital stock or other equity interests of the Company or any of its Subsidiaries. The Company has no Indebtedness or other obligations the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

(b) As of April 2, 2014, there are no shares of Company Common Stock reserved for or otherwise subject to issuance, except for 3,025,600 shares of Company Common Stock reserved for issuance upon conversion of the Series A Preferred Stock and 10,467,178 shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plans, including (i) 3,060,396 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options and (ii) 634,000 shares of Company Common Stock reserved for issuance pursuant to the settlement of Company RSUs (assuming maximum performance). Since April 2, 2014 through the date hereof, the Company has not issued any shares of its capital stock or other equity interests (other than shares of Company Common Stock issued upon exercise of Company Options or settlement of Company RSUs).

(c) All of the outstanding capital stock or other equity interests of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable securities Laws).

(d) Neither the Company nor any of its Subsidiaries owns any interests (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 5.5 SEC Reports; Financial Statements; Disclosure Controls and Procedures.

(a) The Company and its Subsidiaries have filed all reports and other documents with the SEC required to be filed by the Company or its Subsidiaries since January 1, 2011 through the date hereof (as such reports and other documents may have been amended, supplemented or superseded through the date hereof, the “SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act in effect at the time of filing (or, if amended, supplemented or superseded by a filing prior to the date hereof, as of the date of such filing) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Company included in the SEC Documents complied at the time they were filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end adjustments). To the Knowledge of the Company, as of the date hereof, none of the Company’s SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. Since December 31, 2011 through the date hereof, the Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect, or that have identified any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information.

(b) Since January 1, 2011, the Company has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2011, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (and provided summaries of such disclosures to Parent) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) to the Knowledge of the Company, any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting that is reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information.

Section 5.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, since December 31, 2013 (the “Balance Sheet Date”), incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, except for (a) liabilities and obligations incurred in the ordinary course of business, (b) liabilities and obligations incurred in connection with the Transactions or otherwise as contemplated by this Agreement and (c) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.7 Absence of Certain Changes.

(a) Since the Balance Sheet Date and through the date hereof, (i) the Company has conducted its business in the ordinary course consistent with past practice and (ii) the Company has not suffered a Company Material Adverse Effect and no Effect has arisen, occurred or become known, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) There has not been any action taken by the Company or any Company Subsidiary from the Balance Sheet Date through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 7.1 (other than Section 7.1(b)).

Section 5.8 Disclosure Documents.

(a) The Schedule 14D-9 and any other Company Disclosure Document, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Schedule 14D-9 and any other Company Disclosure Document, at the time of filing, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes, or causes to be furnished, to Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 5.8 will not be deemed to relate to statements or omissions in the Schedule 14D-9 or any other Company Disclosure Document based upon information furnished or caused to be furnished to the Company in writing by Parent or Purchaser specifically for use therein.

Section 5.9 Litigation; Orders.

(a) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would, individually or in the aggregate, reasonably be expected (i) to have a Company Material Adverse Effect or (ii) to delay beyond the End Date the ability of the Company to consummate the Transactions.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party or subject to any Order that has had or would, individually or in the aggregate, reasonably be expected (i) to have a Company Material Adverse Effect or (ii) to delay beyond the End Date the ability of the Company to consummate the Transactions.

Section 5.10 Taxes.

(a) Except for failures which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), (ii) all such Tax Returns were true, correct and complete and (iii) the Company or its Subsidiaries have paid all Taxes for which the Company or any of its Subsidiaries is liable (whether or not shown as due on such Tax Returns).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no audits, claims or assessments regarding Taxes pending against the Company or any of its Subsidiaries.

(c) All Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Governmental Authority, except for Taxes as to which the failure to withhold and pay over to the appropriate Governmental Authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, a material amount of Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period.

(e) There are no material Tax indemnification or Tax sharing agreements or obligations under which the Company or any of its Subsidiaries would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person that is neither the Company nor any of its Subsidiaries, other than customary commercial agreements entered into in the ordinary course of business.

(f) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group of which they are currently members) or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) items received on or prior to the Closing Date that are treated as prepaid for Tax purposes, except for advance payments with respect to which the deferral method is used pursuant to Revenue Procedure 2004-34, 2004-1 C.B. 911 or (v) election under Section 108(i) of the Code.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock in which the parties to such distribution treated the distribution as one qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j) Except for any possible limitation on the net operating losses of iContact pursuant to Section 382 resulting from the acquisition of iContact by the Company in 2012, as of March 27, 2014, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries had any net operating losses or other Tax attributes currently subject to limitation under Sections 382, 383 or 384 of the Code or the U.S. federal consolidated return Treasury Regulations (or any corresponding or similar provisions of state, local or non-U.S. tax law).

(k) Notwithstanding any other representation or warranty in this ARTICLE V, except the representations and warranties in Section 5.6 and Section 5.11, the representations and warranties in this Section 5.10 constitute the sole and exclusive representations and warranties of the Company with respect to Taxes of, or with respect to, the Company or any of its Subsidiaries.

Section 5.11 Employee Benefits.

(a) Section 5.11(a)(i) of the Company Disclosure Schedule sets forth a list of each material employee benefit plan (as such term is defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and each other material plan, program, policy or arrangement providing for equity-based compensation, bonuses, incentive compensation, severance, retention, termination, change in control, welfare, pension, deferred compensation or fringe benefits, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of any Participant, or in which any Participant or beneficiary of any Participant otherwise participates, but not including any plan that is a multiemployer plan as defined in Section 3(37) of ERISA (collectively, the “Benefit Plans”). Neither the Company nor an ERISA Affiliate is required to, or has within the preceding six (6) years been required to, contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA. With respect to each Benefit Plan and each material Benefit Agreement, the Company has made available to Parent or filed with the SEC prior to the date hereof copies of (i) such Benefit Plan or Benefit Agreement, including any amendment thereto, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and (v) the most recent determination or opinion letter issued by the IRS.

(b) Each Benefit Plan and Benefit Agreement has been operated and administered in all material respects in accordance with its terms and applicable Law and is in compliance in all material respects with applicable Law.

(c) Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and there are no circumstances reasonably likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) No Benefit Plan is subject to Section 412 of the Code or Title IV or Section 302 of ERISA. Neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Section 412 of the Code or Title IV or Section 302 of ERISA. Neither the Company nor any ERISA Affiliate is or has at any time been the “employer” or “connected with” or an “associate” of the employer (as those terms are defined in the UK Pensions Act 2004) of a UK defined benefit pension plan. No Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment, other than (i) coverage mandated by applicable Law, (ii) fully insured death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or such employee’s beneficiary).

(e) There are no material claims pending or, to the Knowledge of the Company, threatened by or on behalf of any Benefit Plan or by any Person covered thereby with respect to any Benefit Plan, nor, to the Knowledge of the Company, has there occurred any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Benefit Plan.

(f) Except as provided in Section 4.4, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any Participant to any compensation or benefit, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or Benefit Agreements, (iii) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any Benefit Plan or Benefit Agreement or (iv) result in the payment of any “excess parachute payment” under Section 280G of the Code. No Participant is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or Section 4999 of the Code being imposed on such Participant.

(g) With respect to each Benefit Plan subject to the laws of any jurisdiction outside the United States, (i) all employer contributions to each such Benefit Plan required by applicable Law or by the terms of such Benefit Plan have been made, (ii) each such Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (iii) each such Benefit Plan that is intended to qualify for special Tax treatment meets all requirements for such treatment and (iv) each such Benefit Plan that is required to be funded and/or book-reserved is funded and/or book reserved in accordance with applicable requirements. The Company and its Subsidiaries does not have any material liability with respect to any UK defined benefit pension benefits.

(h) Notwithstanding any other representation or warranty in this ARTICLE V, except the representations and warranties in Section 5.6 and Section 5.10, the representations and warranties in this Section 5.11 constitute the sole and exclusive representations and warranties of the Company with respect to employee benefit matters of, or with respect to, the Company or any of its Subsidiaries.

Section 5.12 Compliance with Laws; Governmental Authorizations.

(a) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) is, or since December 31, 2011 has been, in violation of any applicable Law nor (ii) has received, at any time since December 31, 2011 any written notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure on the part of the Company or any of its Subsidiaries to comply with, any applicable Law that has not been remedied. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company or one of its Subsidiaries holds and maintains in full force and effect all Governmental Authorizations, (B) each of the Company and its Subsidiaries, as applicable, is, and since December 31, 2011 has been, in compliance with all such Governmental Authorizations and (C) neither the Company nor any of its Subsidiaries has received, at any time since December 31, 2011, any written notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure on the part of the Company or its Subsidiaries to comply with, any term or requirement of any such Governmental Authorization that has not been remedied.

(b) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has, directly or indirectly, given, promised, offered or authorized the same, or paid anything of value to any recipient that was, is or would be prohibited under the Foreign Corrupt Practices Act of the United States, or any of the rules or regulations promulgated thereunder. Since December 31, 2011, the Company and its Subsidiaries have conducted their business in material compliance with the Foreign Corrupt Practices Act of the United States and, to the Knowledge of the Company, all contracts and arrangements between the Company or any of its Subsidiaries and any other Person are in material compliance with all such Laws.

(c) This Section 5.12 does not relate to matters related to Taxes, employee benefit matters, Intellectual Property matters or environmental matters, which, except for the representations and warranties in Section 5.6, are addressed exclusively by Section 5.10, Section 5.11, Section 5.13 and Section 5.16, respectively.

Section 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list that identifies each domestic and foreign issued patent, patent application, trademark and service mark registration, trademark and service mark application, each copyright registration and each material internet domain name registration, in each case owned by the Company or any of its Subsidiaries. As of the date hereof, the registrations and applications set forth in Section 5.13(a) of the Company Disclosure Schedule are in effect and subsisting, and to the Knowledge of the Company, such registrations are valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, result in the loss, forfeiture, cancellation, suspension, termination or other impairment of, or give rise to any right of any Person to cancel, suspend, terminate or otherwise impair, the right of the Company or any of its Subsidiaries to own or use any Intellectual Property in the manner owned or used by the Company and its Subsidiaries in the conduct of its business as currently conducted, nor require the consent of any Person in respect of any such ownership or use of Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, (i) the Company or one of its Subsidiaries owns the item free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) as of the date hereof, no Action is pending or, to the Knowledge of the Company, is threatened that challenges the validity, enforceability, registration, or ownership of any Intellectual Property owned by the Company or any of its Subsidiaries. The Company or one of its Subsidiaries owns or has a valid right or license to use all Intellectual Property necessary for or used by the Company or any of its Subsidiaries in connection with the operation of the business of the Company or its Subsidiaries, as applicable, as currently conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) (i) Since December 31, 2011, neither the Company nor any of its Subsidiaries has infringed upon, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party, (ii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate, dilute or otherwise violate the Intellectual Property rights of any third party, and (iii) as of the date hereof, there is no such claim pending or threatened in writing (and unresolved) against the Company or any of its Subsidiaries, in each of clauses (i), (ii) and (iii), except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no claim by the Company or any of its Subsidiaries that is pending or, to the Knowledge of the Company, threatened against any third party (and unresolved) alleging that such third party is infringing upon, misappropriating, diluting or otherwise violating any Intellectual Property rights of the Company or any of its Subsidiaries in any material respect. As of the date hereof, to the Knowledge of the Company, no Person has, since December 31, 2011, infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of the Company or any of its Subsidiaries, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The Company uses commercially reasonable efforts to protect the confidentiality of the Company’s trade secrets.

(e) Since December 31, 2012, there have been no material security breaches in the Company’s information technology systems. Since December 31, 2012, the computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, and all other similar information technology equipment owned by or in the possession and under the control of the Company and its Subsidiaries that are used in the conduct of the Company’s and its Subsidiaries’ business as currently conducted (collectively, the “IT Assets”) have not malfunctioned or failed, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have in place commercially reasonable measures intended to protect the security of the IT Assets (and all confidential information and transactions stored or contained therein) against any unauthorized use, access, modification or corruption. The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented commercially reasonable data backup, data storage, system redundancy and disaster recovery policies and procedures, as well as a commercially reasonable business continuity plan.

(f) The Company and its Subsidiaries are in compliance with applicable Laws relating to privacy, data protection, and the collection and use of personal information collected and used by the Company or its Subsidiaries, and, as of the date hereof, no claims are pending or threatened in writing (and unresolved) against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(g) Notwithstanding any other representation or warranty in this ARTICLE V, except the representations and warranties in Section 5.6 and Section 5.14, the representations and warranties in this Section 5.13 constitute the sole and exclusive representations and warranties of the Company with respect to Intellectual Property matters of, or with respect to, the Company or any of its Subsidiaries.

Section 5.14 Material Contracts.

(a) Section 5.14(a) of the Company Disclosure Schedule lists, as of the date hereof, any Contract to which the Company or any Subsidiary of the Company is a party that meets any of the following criteria and is not an agreement solely between or among any wholly-owned Subsidiaries of the Company or the Company and any one or more wholly-owned Subsidiaries of the Company (each such Contract, including any such Contract entered into after the date of this Agreement, a “Material Contract”):

(i) requires expenditures by the Company or any of its Subsidiaries in excess of $150,000 per annum and is not terminable by such party upon notice of sixty (60) days or less without penalty;

(ii) provides for required aggregate payments to be received by the Company or any of its Subsidiaries in excess of $150,000 per annum and is not terminable by such party upon notice of sixty (60) days or less without penalty;

(iii) relates to (A) the incurrence by the Company or any of its Subsidiaries of any Indebtedness for borrowed money, other than any such Contract relating to Indebtedness for borrowed money which does not exceed $150,000 outstanding or (B) the creation of any Encumbrance (other than Permitted Encumbrances) on any material asset of the Company or any of its Subsidiaries;

(iv) provides for the acquisition or disposition by the Company or any of its Subsidiaries outside the ordinary course of business of any material assets or any material business (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) to the extent any actual or contingent obligations of the Company or any of its Subsidiaries thereunder in excess of $250,000 individually remain in effect;

(v) materially restricts or limits the Company’s ability, or the ability of any of its current or future Affiliates (including, after consummation of the Transaction, any Affiliates of Parent or Purchaser), to freely engage in any business, compete with other entities, market any product, solicit customers or solicit or hire employees, or provides for “exclusivity”, “most favored nation” status or any similar requirement, in each case in favor of any Person other than the Company or any of its Subsidiaries;

(vi) contains guarantees made or supported by the Company or any of its Subsidiaries that are not terminable by the Company or its Subsidiaries upon notice of sixty (60) days or less without penalty;

(vii) is a collective bargaining agreement;

(viii) is an agreement pursuant to which licenses under, or rights to use, material Intellectual Property are granted to or from the Company or any of its Subsidiaries, other than (1) “shrink wrap” or “click through” licenses or other licenses of generally available computer software, hardware or databases, (2) computer software that is pre-installed as a standard part of hardware purchased by the Company or any of its Subsidiaries, in each case of clauses (1) and (2), having annual license, maintenance, support and other fees of less than $150,000 in the aggregate for all such related Contracts, and (3) standard form licenses granted to customers by the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(ix) relates to any partnership, joint venture, strategic alliance or similar arrangement material to the Company and its Subsidiaries (taken as a whole);

(x) is or would be required to be filed by the Company as a “material contract” with the SEC pursuant to Item 601 of Regulation S-K under the Securities Act;

(xi) grants any rights of first refusal or rights of first negotiation or rights of first offer to any Person with respect to the sale, transfer or other disposition of (A) any business or line of business of the Company or any of its Subsidiaries or (B) any Subsidiary of the Company;

(xii) hedge, derivative or other similar instrument with an obligation on a marked-to-market basis in excess of $100,000, in the aggregate;

(xiii) any Contract with any Governmental Authority under which payments in excess of $150,000 were received by the Company and its Subsidiaries in the most recently completed fiscal year; or

(xiv) contains an obligation to enter into any of the foregoing.

(b) With respect to each Material Contract, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, (i) such Material Contract is in full force and effect and is a valid and binding obligation of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party or parties thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (ii) neither the Company nor any Subsidiary of the Company, as applicable, is, and, to the Knowledge of the Company, no other party thereto is, in default or breach (with or without notice or lapse of time, or both) of such Material Contract and (iii) to the Knowledge of the Company, no event has occurred that constitutes or would constitute a default or breach (with or without notice or lapse of time, or both) under such Material Contract, except, with respect to the foregoing clauses (i), (ii) and (iii), where such failures to be valid and binding, in full force and effect or enforceable and such defaults or breaches have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent, as of the date of this Agreement, copies of (including all amendments or modifications to) all Material Contracts.

(d) With respect to each Material Contract between or among the Company or any of its Subsidiaries and a Governmental Authority: (i) since March 31, 2012, all representations and certificates by the Company or any of its Subsidiaries executed, acknowledged or set forth in such Contract were complete and correct in all material respects as of the effective date thereof, and the Company and its Subsidiaries have complied in all material respects with all such representations and certifications, (ii) to the Company’s Knowledge, neither the Company, any of its Subsidiaries, nor any of their respective directors, officers or employees, since March 31, 2012, has been or is now under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Authority nor has any such investigation or audit been threatened, (iii) there exist no outstanding written claims against the Company or its Subsidiaries by any Governmental Authority arising under or relating to any such Contract and (iv) no termination for convenience, termination for default, stop work order, cure notice or show cause notice is in effect pertaining to any such Contract except, with respect to the foregoing clauses (i)–(iv), as have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or employees has (x) since March 31, 2012, been suspended or debarred from doing business with any Governmental Authority, no such suspension or debarment has been threatened or initiated and the consummation of the Transactions by the Company will not result in any such suspension or debarment of the Company or any of its Subsidiaries or (y) has any Contracts which require it to obtain or maintain a security clearance with any Governmental Authority.

Section 5.15 Assets; Real Property.

(a) The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all material properties and assets (excluding Intellectual Property) necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The Company and its Subsidiaries do not own any real property.

(c) Section 5.15(c) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of any lease, sublease or occupancy agreement for real property (“Leased Real Property”) to which the Company or any Subsidiary is a party as a lessee (any such lease, sublease or occupancy agreement being hereinafter referred to as a “Lease”). The Company or a Subsidiary of the Company has a valid and subsisting leasehold interest in the Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. The Company has delivered to Purchaser true and correct copies of each of the Leases. Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, each Lease is in full force and effect in all material respects and represents a valid and binding obligation of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, as of the date hereof, each other party or parties thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. With respect to each Lease, assuming the due authorization, execution and delivery thereof by the other party or parties thereto (i) neither the Company nor any Subsidiary of the Company, as applicable, is, and, to the Knowledge of the Company, no other party thereto is, in default or breach (with or without notice or lapse of time, or both) of such Lease and (ii) to the Knowledge of the Company, no event has occurred that would constitute a default or breach (with or without notice or lapse of time, or both) under such Lease, except, with respect to the foregoing clauses (i) and (ii), where such failures to be valid and binding, in full force and effect or enforceable and such defaults or breaches have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any material Leased Real Property or any material portion thereof.

Section 5.16 Environmental Matters.

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and its Subsidiaries of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where such failure to be in compliance has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) There are no Actions or written demands pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries alleging liability arising out of, based on, resulting from or relating to (i) the release of, or exposure to, any Hazardous Materials, (ii) circumstances forming the basis of any violation of any Environmental Law or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws, except where such Actions or demands have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except for matters that have been addressed to the extent required by applicable Environmental Laws, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has released any Hazardous Materials onto or from the Leased Real Property in a manner that is likely to give rise to a liability of the Company or any of its Subsidiaries, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Notwithstanding any other representation or warranty in this ARTICLE V, except the representations and warranties in Section 5.6, the representations and warranties in this Section 5.16 constitute the sole and exclusive representations and warranties of the Company with respect to environmental matters of, or with respect to, the Company or any of its Subsidiaries.

Section 5.17 Labor and Employment Matters.

(a) Section 5.17(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each collective bargaining or works council agreement with any labor union, labor organization, works council or other body representing employees of the Company or any of its Subsidiaries (each, a “CBA”).

(b) As of the date hereof, (i) no labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding currently pending or, to the Knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority, and (ii) there are no labor union organizing activities pending with respect to any employees of the Company or its Subsidiaries.

(c) From December 31, 2011 to the date of hereof, there has been no material strike, work stoppage, work slowdown or lockout pending, or to the Knowledge of the Company, threatened by or with respect to any employees of the Company or any of its Subsidiaries.

(d) As of the date hereof, (i) there are no material arbitrations, grievances or complaints outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising with respect to any employee or former employee and (ii) there is no unfair labor practice charge pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board or any other Governmental Authority against the Company or any of its Subsidiaries.

(e) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, worker classification, occupational safety, plant closings, compensation and benefits and wages and hours. Other than those arising under applicable Law, copies of all material written employment policies applicable to employees of the Company or any Subsidiary have been provided to Parent.

Section 5.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries maintain policies of insurance covering the Company, its Subsidiaries and their respective assets, including policies of property, fire, life, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, with insurance companies, funds or underwriters that cover such risks and are in such amounts and with such deductibles and exclusions as in the judgment of the Company is reasonable and prudent. To the Knowledge of the Company, (a) all such policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), (b) neither the Company nor any of its Subsidiaries is in material breach of, or material default under, any such policy or has taken any action or failed to take any action which, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies and (c) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of cancellation, termination or revocation of any such policy.

Section 5.19 Brokers or Finders. Except for Stifel, Nicolaus & Company, Incorporated (the “Financial Advisor”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker, financial advisor, finder or other intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission from the Company or its Subsidiaries in connection with this Agreement or the Transactions.

Section 5.20 Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated, an opinion, on or prior to the date hereof, to the effect that, as of the date of such opinion and based upon and subject to various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (the “Financial Advisor Opinion”). A copy of such opinion shall be provided to Parent as soon as reasonably practicable following the date hereof for information purposes only.

Section 5.21 Related Party Transactions. Since January 1, 2012 to the date hereof, there have not been any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, a “Related Party Transaction”) required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the SEC Documents filed prior to the date of this Agreement. The Company has made available to Parent copies of each material Contract or other relevant material documentation (including any amendments or modifications thereto) which the Company has as of the date of this Agreement with respect to each such Related Party Transaction.

Section 5.22 Rights Agreement. The Company and the Company Board have taken all action, in accordance with the terms of the Rights Agreement, dated as of May 13, 2013, by and between the Company and American Stock & Transfer Company, LLC, as rights agent (as amended, the “Rights Agreement” and the rights issuable pursuant thereto, the “Rights”), as necessary to provide that (i) neither Parent nor Purchaser is deemed to be an Acquiring Person (as defined in the Rights Agreement) under the Rights Agreement as a result of the execution and delivery of this Agreement, the Series A Purchase Agreement or the Support Agreements or the consummation of the Transactions (ii) no Distribution Date (as defined in the Rights Agreement) will occur under the Rights Agreement by reason of the execution and delivery of this Agreement, the Series A Purchase Agreement or the Support Agreements or the consummation of the Transactions and (iii) that the Rights will not separate from the Shares. The Company is not a party to any other shareholder rights agreement, rights plan, anti-takeover plan, “poison pill” or other similar agreement or plan. A copy of the Rights Agreement in effect as of the date hereof (including any and all amendments thereto), together with all resolutions of the Company Board adopted in connection with the actions contemplated by the first sentence of this Section 5.22, has been previously provided or made available by the Company to Parent prior to the date hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization; Capitalization and Ownership of Purchaser.

(a) Each of Parent and Purchaser is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease or otherwise hold and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where any failures to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Purchaser, each as in effect on the date hereof.

(c) The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. All of the outstanding shares of Purchaser’s capital stock are owned of record and beneficially, directly or indirectly, by Parent.

Section 6.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this

Agreement and the Series A Purchase Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Series A Purchase Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Parent and Purchaser, and no other corporate action on the part of Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the Series A Purchase Agreement and the consummation by them of the transactions contemplated hereby and thereby, subject, in the case of Purchaser, to the adoption of this Agreement by Parent as the sole shareholder of Purchaser. Each of this Agreement and the Series A Purchase Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery of this Agreement by the Company and the Series A Purchase Agreement by the Series A Preferred Stockholder, is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 6.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement and the Series A Purchase Agreement by Parent and Purchaser do not, and the performance by Parent and Purchaser of this Agreement and the Series A Purchase Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby will not, (a) violate any provision of the certificate of incorporation or bylaws (or other equivalent organizational documents) of Parent or Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration or consent) under, any Contract to which Parent or any of its Subsidiaries is a party or to which any of their respective assets are subject, (c) subject, in the case of Purchaser, to the adoption of this Agreement by Parent as the sole shareholder of Purchaser, violate any Law applicable to Parent, any of its Subsidiaries or any of their respective assets or (d) other than in connection with or compliance with applicable requirements of (i) the DGCL, (ii) the Antitrust Laws, (iii) Securities Exchange Rules, (iv) the Exchange Act and (v) state securities Laws, require Parent or Purchaser to make any filing or registration with or notification to, or require Parent or Purchaser to obtain any authorization, consent or approval of, any Governmental Authority; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that would not, or such filings, registrations, notifications, authorizations, consents or approvals the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4 Disclosure Documents.

(a) The Schedule TO and the Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Schedule TO and the Offer Documents, at the time of filing, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The information with respect to Parent or any of its Subsidiaries that Parent or Purchaser furnishes, or causes to be furnished, to the Company in writing specifically for use in the Schedule 14D-9 or any other Company Disclosure Document will not, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The representations and warranties contained in this Section 6.4 will not be deemed to relate to statements or omissions in the Schedule TO or the Offer Documents based upon information furnished or caused to be furnished to Parent or Purchaser in writing by the Company specifically for use therein.

Section 6.5 Purchaser’s Operations. Purchaser was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities or conducted any operations, and will not at any time prior to the Effective Time own any assets, engage in any business activities or conduct any operations, in each case, other than in connection with the Transactions.

Section 6.6 Financing.

(a) Assuming (i) the Financing is funded in accordance with the Financing Letters and (ii) the satisfaction of the conditions set forth in paragraphs (c)(ii) and (c)(iii) of Annex I, the amount of funds to be provided pursuant to the Financing Letters will be sufficient at and following the Expiration Date to (A) pay the aggregate Offer Price, the aggregate consideration in respect of the Series A Share Purchase, the aggregate Merger Consideration and the consideration provided herein in respect of Company Options and Company RSUs, (B) pay the Top-Up Par Value Payment and (C) pay any and all fees and expenses, and satisfy all other payment obligations, required to be paid or satisfied by Parent or Purchaser, or, following the Effective Time, the Surviving Company, in connection with the Transactions and the Financing.

(b) Parent has delivered to the Company copies of (i) an executed commitment letter, dated the date hereof, between Parent, Purchaser and the Guarantor (the “Equity Financing Letter”), pursuant to which the Guarantor has committed, upon the terms and subject only to the conditions set forth therein, to make an investment in Purchaser in cash in the aggregate amount set forth therein (the “Equity Financing”) and (ii) an executed commitment letter and Redacted Fee Letter, each dated the date hereof, between Parent, Purchaser and the financial institution identified therein (the “Lender”, and, together with its Affiliates and Representatives and successors and assigns, the “Debt Financing Sources”) (collectively, the “Debt Commitment Letter” and, together with the Equity Financing Letter, the “Financing Letters”) pursuant to which the Debt Financing Sources have committed, upon the terms and subject only to the conditions set forth therein, to provide debt financing to Parent or Purchaser in the amounts set forth therein (such debt financing solely with respect to the Transactions, the

“Debt Financing” and, together with the Equity Financing, the “Financing”). “Redacted Fee Letter” means a fee letter from a financing source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions; provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or other funding being made available by such financing source, except to the extent a reduction in the principal amount of the Debt Financing from such financing source is offset by an increase in the Debt Financing or other funding being made available by such financing source or another financing source.

(c) As of the date hereof, each of the Financing Letters is in full force and effect and has not been terminated, amended or modified in any respect, no such termination, amendment or modification is presently proposed and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. There are no conditions precedent or other contractual contingencies related to the obligations of the Guarantor to fund the Equity Financing or of the Debt Financing Sources to fund the Debt Financing, other than as set forth in the Equity Financing Letter or the Debt Commitment Letter, respectively. As of the date hereof, no event has occurred and no circumstance exists which, with or without notice or lapse of time, or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Purchaser or the Guarantor or, to the Knowledge of Parent, any other party, under the Financing Letters; provided, however, that Parent and Purchaser are not making any representation or warranty regarding the effect of any inaccuracy in the representations and warranties of the Company set forth herein. As of the date hereof, Parent and Purchaser have no reason to believe that any of the conditions to the Financing contemplated in the Financing Letters will not be satisfied or that the Financing will not be made available to Parent or Purchaser at or prior to the Acceptance Time. There are no side letters or other Contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the Financing other than as expressly contained in the Financing Letters and any customary engagement and similar letters and non-disclosure agreements that do not impact the conditionality, enforceability, availability, termination or aggregate amount of the Financing. As of the date hereof, Parent or Purchaser has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters. Parent and Purchaser acknowledge that the obtaining of the Financing, or any alternative financing, is not a condition to Purchaser’s obligation to effect the acceptance for payment of Shares pursuant to the Offer or to consummate the Merger.

Section 6.7 Share Ownership; No Interested Stockholder. Except for any such beneficial ownership as may be deemed to exist as a result of the Support Agreements, none of Parent, Purchaser or any of their respective Affiliates beneficially owns, has owned within the last three (3) years, or will own at any time prior to the Acceptance Time, any Company Common Stock. Except for such beneficial ownership as may be deemed to exist as a result of the Support Agreements, none of Parent, Purchaser or any of their “affiliates” or “associates” is, has been within the last three (3) years, or will be at any time prior to the Acceptance Time, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

Section 6.8 Litigation; Orders.

(a) As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) As of the date hereof, neither Parent nor any of its Subsidiaries is a party or subject to any Order applicable to Parent or any of its Subsidiaries other than those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.9 Brokers or Finders. Except for Deutsche Bank Securities Inc., none of Parent or any of its Subsidiaries has employed any investment banker, broker, financial advisor, finder or other intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission from Parent or its Subsidiaries in connection with this Agreement or the Transactions.

Section 6.10 Solvency. Assuming the satisfaction of the conditions set forth in Annex I, after giving effect to the Transaction, the payment of the aggregate Offer Price, the aggregate consideration in respect of the Series A Share Purchase, the aggregate Merger Consideration, the Top-Up Par Value Payment and the consideration provided herein in respect of Company Options and Company RSUs and all fees, expenses and other amounts required to be paid by Parent or Purchaser or, following the Effective Time, the Surviving Company in connection with the consummation of the Transactions and the Financing, the Surviving Company and its Subsidiaries, taken as a whole, will be Solvent as of immediately following the Effective Time. The term “Solvent”, when used with respect to any Person, means that, as of any date of determination: (a) the amount of the fair saleable value of the assets of such Person will, as of such date, exceed, without duplication, the value of all liabilities of such Person, including contingent and other liabilities, as of such date; (b) such Person, as of such date, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 6.11 Top-Up Option. Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon the purchase of the Common Shares issued pursuant to the Top-Up Option, an “Accredited Investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser represents and warrants that the Top-Up Option and the Common Shares to be acquired upon exercise of the Top-Up Option, if any, are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

Section 6.12 Limited Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, and no event has occurred which, with or without notice or lapse of time, or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Limited Guaranty.

Section 6.13 Series A Purchase Agreement. The Series A Purchase Agreement is in full force and effect as of the date hereof. No event has occurred that constitutes or would constitute a default or breach (with or without notice or lapse of time, or both) on the part of Parent or Purchaser under the Series A Purchase Agreement.

ARTICLE VII

INTERIM OPERATING COVENANTS

Section 7.1 Interim Operations of the Company. During the period from the date hereof to the earliest of the Board Control Date, the Effective Time and the date on which this Agreement is terminated, except as otherwise contemplated or permitted by this Agreement, as necessary to effectuate the Transactions, as set forth on Section 7.1 of the Company Disclosure Schedule, or as required by applicable Law or existing contractual obligations or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to, operate in the ordinary course of business consistent with past practice and shall not, and shall cause its Subsidiaries not to:

(a) declare, set aside or pay any dividend or distribution (in cash, stock or otherwise) on any Shares, Series A Preferred Shares or other equity or voting interest of the Company or purchase, redeem or repurchase any Shares, Series A Preferred Shares or other equity or voting interest of the Company, except for the acquisition of Shares (i) from holders of Company Options to pay the exercise price of Company Options or from holders of Company Options, Company Restricted Stock or Company RSUs to satisfy Tax related obligations, in each case to the extent required or permitted under the terms of such Company Options, or (ii) upon the forfeiture of Company Options, shares of Company Restricted Stock or Company RSUs pursuant to their terms as in effect on the date hereof;

(b) except for the issuance of shares of capital stock by any Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, issue, sell, pledge, transfer or dispose of any shares of its capital stock or other equity or voting interest of the Company or its Subsidiaries or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity or voting interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest; provided, however, that the Company may (i) issue shares of Company Common Stock upon the vesting of Company RSUs or the exercise of any Company Option outstanding as of the date hereof and in accordance with its current terms and (ii) issue shares of Company Common Stock in the conversion or exchange of its Series A Preferred Stock;

(c) split, combine, subdivide or reclassify any Company Common Stock, Series A Preferred Stock or other equity interests of the Company;

(d) (i) incur any Indebtedness, except for (A) Indebtedness incurred under the Company’s existing credit facility or incurred to replace, renew, extend, refinance or refund any existing Indebtedness, (B) Indebtedness the aggregate amount of which at any one time outstanding does not exceed $3,000,000, (C) Indebtedness incurred solely between or among the Company and its wholly owned Subsidiaries or (D) guarantees of Indebtedness otherwise permitted under this Section 7.1(d), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) loans, advances or capital contributions or investments between or among the Company and its wholly owned Subsidiaries and (y) investments made in the ordinary course of business in accordance with the Company’s current cash management investment policies;

(e) amend the Company Charter (including the Series A Certificate of Designation) or Company Bylaws or the equivalent organizational documents of any Subsidiary of the Company;

(f) (i) other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any Material Contract (or any Contract which would have been, if entered into prior to the date hereof, a Material Contract), or waive, release or assign any material rights or claims thereunder, or (ii) enter into any Contract which would have been, if entered into prior to the date hereof, a Material Contract;

(g) voluntarily adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(h) acquire or dispose of (by merger, consolidation or acquisition or disposition of stock or other equity or voting interest or of assets) any Person or business or division thereof, other than assets acquired or disposed in the ordinary course of business (for the avoidance of doubt other than by merger, consolidation or acquisition or disposition of stock or other equity or voting interest) and investments made in the ordinary course of business in accordance with the Company’s current cash management investment policies;

(i) other than in the ordinary course of business consistent with past practice, sell, transfer, assign, license, pledge, encumber, abandon, dedicate to the public, permit to lapse, fail to maintain, or otherwise dispose of any material Intellectual Property;

(j) make any capital expenditures or enter into any commitments for capital expenditures, capital additions or capital improvements in excess of $2,200,000 in the aggregate, subject to the restrictions on capital expenditures, capital additions or capital improvements as set forth in Section 7.1(j) of the Company Disclosure Schedule.

(k) settle any Action or waive any right thereto in excess of $100,000 individually or $500,000 in the aggregate (in each case with respect to any Action, determined net of any amounts in respect of insurance coverage paid under the relevant insurance policy in respect of such Action);

(l) other than as required by Benefit Agreements or Benefit Plans in effect as of the date hereof, (i) grant or provide any change of control, severance, retention, termination or similar payments or benefits to any Participant, (ii) increase the compensation, bonus opportunity or other benefits of any Participant, (iii) pay to any Participant any compensation or benefit not provided for any Benefit Plan or Benefit Agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (iv) establish, adopt, terminate or amend any Benefit Plan or Benefit Agreement, except as required by Law, (v) enter into trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit, or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit;

(m) enter into a collective bargaining, works council or similar agreement applicable to employees of the Company or its Subsidiaries other than to replace, supplement or extend a CBA that has expired or is reasonably expected to expire before the Effective Time;

(n) change in any material respect any of the accounting methods used by the Company unless required by GAAP (including to permit the audit of the Company’s financial statements in compliance therewith), other applicable accounting rules or applicable Law;

(o) (i) revoke or change any material Tax election, (ii) change any material Tax accounting method, policy or practice except as required by the Code or (iii) settle or compromise any material Tax liability or refund;

(p) redeem the Rights or amend, modify or terminate the Rights Agreement, or render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action (other than Parent and Purchaser in connection with the execution, delivery and performance of this Agreement);

(q) enter into any Related Party Transaction required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

(r) take any action that would constitute a Liquidation Event (as defined in the Series A Certificate of Designation) or cause the Stated Value to change from the Stated Value as in effect on the date of this Agreement; or

(s) enter into any Contract to do any of the foregoing.

ARTICLE VIII

ADDITIONAL COVENANTS

Section 8.1 Access to Information.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of Parent and Purchaser reasonable access, in a manner not unduly disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries, in each case as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Purchaser if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law (including applicable Antitrust Laws) or any request or requirement of any Governmental Authority or the provisions of any agreement to which the Company or any of its Subsidiaries is a party, (ii) result in the waiver of any attorney-client or other legal privilege or (iii) violate any confidentiality agreement to which the Company or any of its Subsidiaries is a party (in each case, it being agreed that the Company shall give notice to Parent of the fact that it is withholding such access or information and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to cause such a violation, disclosure, waiver or breach).

(b) The Confidentiality Agreement shall apply with respect to information furnished under this Section 8.1 by the Company, its Subsidiaries and their Representatives. Prior to the Closing and except as otherwise contemplated by this Agreement, each of Parent and Purchaser shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than senior executives), customers, suppliers, distributors, labor unions, landlords, lessors, banks or other lenders of the Company and its Subsidiaries, or, except as required pursuant to Section 8.2, any Governmental Authority, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.2 Efforts to Consummate the Transactions.

(a) Upon the terms and subject to the conditions of this Agreement, each of Parent, Purchaser and the Company agrees to use its reasonable best efforts to (i) make promptly its filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, (ii) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable, including using its reasonable best efforts to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any Third Person (provided that in respect of Contracts between the Company or any of its Subsidiaries with any Third Person, none of the Parties shall be required to make or agree to make any payment or accept any material conditions or obligations unless such payment, condition or obligation is contingent upon the consummation of the Merger) in connection with the Transactions and to fulfill the conditions to the Offer and the Merger and (iii) not take any action that would be reasonably likely to materially delay or prevent consummation of the Transactions. In furtherance and not in limitation of the foregoing, each Party agrees to file a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable (but in no event later than ten (10) Business Days after the date of this Agreement) and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the End Date), including requesting early termination of the HSR Act waiting period. In addition, each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees that it shall not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions contemplated by this Agreement, except with the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed). In addition, at any time prior to the Acceptance Time, Parent shall not, and shall cause its Affiliates not to, enter into any definitive Contract with any Third Person for the acquisition, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, of all or more than thirty percent (30%) of the consolidated businesses or assets of any Third Person which, either directly or through one or more of its Subsidiaries, is a public relations firm or engaged in providing public relations software or services, including media database management, news monitoring and analysis and press release distribution (each, a “Prohibited Transaction”); provided, however, from the date Cision AB and its controlled Affiliates become an Affiliate of Parent until the date an Affiliate of Parent controls the board of directors of Cision AB, Parent’s and its Affiliate’s obligations with respect to Cision AB and its controlled Affiliates pursuant to this sentence shall be limited to: (A) not consenting to or approving a Prohibited Transaction, (B) not directing to Cision AB or any of its controlled Affiliates any proposal or opportunity that would reasonably be expected to result in a Prohibited Transaction and (C) not knowingly facilitating or encouraging the making of any such proposal or opportunity by Cision AB or any of its controlled Affiliates. For the avoidance of doubt, nothing contained in this Agreement shall restrict Parent or any of its Affiliates from pursuing or consummating the acquisition of Cision AB, including acquiring all or any portion of the equity interests of Cision AB or any of its Affiliates in one transaction or a series of transactions pursuant to the recommended cash offer previously announced by an Affiliate of Parent or otherwise.

(b) Except with respect to Taxes, each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall (i) promptly notify the other of and, if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the Transactions, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or oral communication with any such Governmental Authority with respect to the Transactions, (iii) not participate in any meeting or have any communication with any such Governmental Authority with respect to the Transactions unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, give the other the opportunity to attend and participate therein and (iv) furnish the other with copies of all filings and communications between it and any such Governmental Authority with respect to the Transactions; provided, however, that, notwithstanding the foregoing, the rights of the Parties under this Section 8.2(b) may be exercised on their behalf by their respective outside counsel.

(c) Each of the Parties agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is threatened or in effect and that restricts, prevents or prohibits consummation of the Transactions, including by using its reasonable best efforts to pursue all available avenues of administrative and judicial appeal.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 8.2, if any objections are asserted with respect to the Transactions under any Law or if any suit is instituted (or threatened to be instituted) by the United States Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”) or any other Governmental Authority challenging any of the Transactions as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall use their respective reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including using reasonable best efforts to take such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ or any other Governmental Authority may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by the FTC, the DOJ or any other Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as practicable (and in any event no later than the End Date). Notwithstanding anything in this Agreement to the contrary, none of Parent, Purchaser or the Company shall be required to take (and the Company shall not be permitted to take without the prior written consent of Parent) any of the following actions in connection with their efforts to consummate the Transaction: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or of the Company or its Subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of Parent or its Subsidiaries or of the Company or its Subsidiaries, (iii) creating any relationship, contractual rights or obligations of Parent or its Subsidiaries or of the Company or its Subsidiaries or (iv) effectuating any other change or restructuring of Parent or its Subsidiaries or of the Company or its Subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of Parent or its Subsidiaries or of the Company or its Subsidiaries with respect to, or ability to retain, one or more businesses, product lines or assets. For the avoidance of doubt, the foregoing sentence shall not prevent the Company from taking actions in the ordinary course of business and not otherwise restricted under this Agreement.

(e) In furtherance, and not in limitation, of the foregoing, if following the Acceptance Time, Purchaser shall own at least ninety-percent (90%) of each of the then outstanding (i) shares of Company Common Stock and (ii) shares of Series A Preferred Stock, whether as a result of the exercise of the Top-Up Option or otherwise, the Parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time (including by causing the transfer of any such Shares to Purchaser), in accordance with Section 253 of the DGCL. Parent, Purchaser and their respective Subsidiaries shall take all necessary or appropriate action to transfer their respective ownership of any and all Shares or Series A Preferred Shares to Purchaser at or prior to the Acceptance Time and, with respect to any Shares or Series A Preferred Shares received following the Acceptance Time, immediately upon any such receipt.

Section 8.3 No Solicitation.

(a) Except as expressly permitted by this Section 8.3, (i) the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees, and shall use its reasonable best efforts to cause its and their other Representatives to, immediately cease any discussions or negotiations with any Third Person that may be ongoing with respect to an Acquisition Proposal and (ii) until termination of this Agreement pursuant to, and in accordance with, ARTICLE X, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall use its reasonable best efforts to cause its and their other Representatives not to: (A) solicit, request or knowingly encourage (including by way of furnishing or disclosing information), or knowingly facilitate, or initiate any other action to facilitate or initiate, the making of any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, (B) continue or otherwise participate in discussions or negotiations with, or furnish or make available any non-public information to, any Third Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (C) terminate, amend, release, modify or fail to enforce any provisions of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries in respect of or in contemplation of an Acquisition Proposal (except that the Company may waive any provision of such an agreement that would prevent a Third Person from making an Acquisition Proposal, to the extent the Company Board determines in good faith, based on the information then available and after consultation with a financial advisor and outside legal counsel, that failure to grant such waiver would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law), (D) take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by any Acquisition Proposal, (E) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under the Rights Agreement, (F) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under Article VIII (Action by Written Consent/Special Meetings of Stockholders) of the Company Charter or Article I, Section 11 (Notice of Stockholder Nomination and Business) or Section 12 (Action by Written Consent) of the Company Bylaws or (G) propose publicly to do any of the foregoing. Nothing in this Section 8.3 shall prohibit the Company, its Subsidiaries and its and their respective Representatives from informing any Person of the existence of the provisions contained in this Section 8.3.

(b) Notwithstanding anything to the contrary in this Agreement, the Company, its Subsidiaries and its and their respective Representatives may, prior to the Acceptance Time, participate in discussions or negotiations with a Third Person and parties to the Support Agreements regarding, and furnish or disclose non-public information to a Third Person in response to, a bona fide written Acquisition Proposal that was not solicited in violation of this Section 8.3 and that is submitted to the Company prior to the Acceptance Time; provided that (i) the Company Board determines in good faith, based on the information then available and after consultation with a financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (ii) the Company Board determines in good faith, based on the information then available and after consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, (iii) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, a Third Person with respect to such Acquisition Proposal, the Company receives from such Third Person an executed confidentiality agreement containing terms not less restrictive in the aggregate upon such Third Person than the terms then applicable to Parent’s

Affiliate under the Confidentiality Agreement and compliant with the last sentence of Section 8.3(e) (an “Acceptable Confidentiality Agreement”) and (iv) promptly (and in no event later than forty-eight (48) hours) after furnishing or making available any material non-public information concerning the Company and its Subsidiaries to any such Third Person, the Company furnishes or makes available such information to Parent and its Representatives (to the extent such information has not been previously furnished or made available by the Company to Parent or its Representatives). Prior to taking any of the actions referred to in this Section 8.3(b), the Company shall (i) promptly and in any event no later than forty-eight (48) hours prior to taking any such action, notify Parent (A) that it proposes to furnish non-public information and/or participate in discussions or negotiations with a Third Person as provided in this Section 8.3(b), and (B) of the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and (ii) keep Parent reasonably apprised on a prompt basis (and in any event within forty-eight (48) hours) of any material developments or changes with respect to such actions.

(c) Except as expressly permitted by this Section 8.3, the Company Board shall not (i) (A) fail to include the Company Board Recommendation in the Schedule 14D-9, (B) withhold, withdraw, modify or qualify, or propose publicly or resolve to withhold, withdraw, modify or qualify, in any manner adverse to Parent or Purchaser, the Company Board Recommendation, (C) if a tender offer or exchange offer for Common Shares and/or Series A Preferred Shares that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders of the Company or (D) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise declare advisable, any Acquisition Proposal (each of (A) through (D), a “Change in Recommendation”) or (ii) approve, authorize, recommend or enter into, or propose publicly to approve, authorize, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or any similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”), provided, however, that, with respect to (i)(B) and (i)(C), the Company Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business of the tenth (10th) Business Day following a written request by Parent to the Company Board to affirm the Company Board Recommendation after the first public announcement of such Acquisition Proposal without such action being considered a Change in Recommendation; provided further, however, the failure of the Company Board to affirm the Company Board Recommendation on or prior to the expiration of such ten (10) Business Day period shall constitute a Change in Recommendation.

(d) If, prior to the Acceptance Time, the Company receives an Acquisition Proposal that the Company Board determines in good faith, after consultation with a financial advisor and outside legal counsel, constitutes a Superior Proposal, the Company Board may, prior to the Acceptance Time, effect a Change in Recommendation if, and only if:

(i) the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, of its determination to effect a Change in Recommendation pursuant to this Section 8.3(d), which notice shall specify the basis for such Change in Recommendation and the identity of the Person making such Superior Proposal and the material terms and conditions thereof and shall include an unredacted copy of such Superior Proposal (including any materials relating to such Third Person’s proposed financing sources, if any); provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of Section 8.3(d) with respect to such new written notice (except that references to three (3) Business Days in this Section 8.3(d)(i) shall be deemed to be references to two (2) Business Days);

(ii) the Company Board shall have determined in good faith, after the conclusion of the negotiations provided for in clause (iii) below, consideration of any changes to this Agreement, the Financing Letters or the Limited Guaranty offered by Parent pursuant to clause (iv) below and consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law;

(iii) after providing such notice, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) during such three (3) or two (2) Business Day period, as applicable, to make such adjustments in the terms and conditions of this Agreement, the Financing Letters and the Limited Guaranty as would permit the Company Board not to effect a Change in Recommendation pursuant to this Section 8.3(d); and

(iv) the Company Board shall have considered in good faith any changes to this Agreement, the Financing Letters and the Limited Guaranty that may be offered in writing by Parent no later than 5:00 p.m. (Eastern Time) on the last day of such three (3) or two (2) Business Day period, as applicable, in a manner that would form a binding contract if accepted by the Company, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect.

(e) In addition to the other obligations of the Company set forth in this Section 8.3, the Company shall (i) promptly and in any event within forty-eight (48) hours after the receipt thereof, notify Parent of (A) any Acquisition Proposal received by the Company or its Subsidiaries and (B) the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and (ii) promptly, and in any event within forty-eight (48) hours after the occurrence thereof, notify Parent of any material developments or changes with respect to any of the material terms and conditions of such Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, enter into any Contract that would prohibit any of them from providing the information required to be provided to Parent pursuant to this Section 8.3.

(f) Nothing contained in this Section 8.3 shall prohibit the Company Board, directly or indirectly through its Representatives, from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the

Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the stockholders of the Company required by applicable Law, provided, however, that the Company Board shall not make a Change in Recommendation other than in compliance with this Section 8.3. For the avoidance of doubt, a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any Acquisition Proposal or an express reaffirmation of the Company Board Recommendation shall not be deemed to be a Change in Recommendation for purposes of this Agreement.

(g) If, prior to the Acceptance Time, the Company Board determines that, based on the information then available and after consultation with a financial advisor and outside legal counsel, an Intervening Event has occurred and is continuing, the Company Board may, prior to the Acceptance Time, effect a Change in Recommendation if, and only if:

(i) the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, of its determination to effect a Change in Recommendation pursuant to this Section 8.3(g), which notice shall include a summary of the Intervening Event; provided that in the event of any material change to the facts and circumstances relating to the Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 8.3(g) with respect to such new written notice (except that for purposes of this proviso, references to three (3) Business Days in this Section 8.3(g)(i) shall be deemed to be references to two (2) Business Days);

(ii) the Company Board shall have determined in good faith, after the conclusion of the negotiations provided for in clause (iii) below, consideration of any changes to this Agreement, the Financing Letters or the Limited Guaranty offered by Parent pursuant to clause (iv) below and consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law;

(iii) after providing such notice, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) during such three (3) or two (2) Business Day period, as applicable, to make such adjustments in the terms and conditions of this Agreement, the Financing Letters and the Limited Guaranty as would permit the Company Board not to effect a Change in Recommendation pursuant to this Section 8.3(g); and

(iv) the Company Board shall have considered in good faith any changes to this Agreement, the Financing Letters and the Limited Guaranty that may be offered in writing by Parent no later than 5:00 p.m. (Eastern Time) on the last day of such three (3) or two (2) Business Day period, as applicable, in a manner that would form a binding contract if accepted by the Company, and shall have made the determination required pursuant to Section 8.3(g)(ii) if such changes were to be given effect.

(h) The Company agrees that any violation of the restrictions set forth in this Section 8.3 by its Subsidiaries or the Company’s or its Subsidiaries’ respective directors, officers, employees or other Representatives shall be deemed to be a breach of this Agreement (including this Section 8.3) by the Company, regardless of whether or not the Company shall have used its reasonable best efforts with respect to the actions of its and its Subsidiaries’ Representatives.

Section 8.4 Employee Matters.

(a) As of the Acceptance Time, and for a period of at least one (1) year following the Effective Time, Parent shall provide or shall cause its Subsidiaries (including the Surviving Company) to provide each employee of the Company or its Subsidiaries as of the Acceptance Time (each, an “Employee”) with employee benefits, base salary or wages, bonus opportunities and other compensation that are substantially comparable, in the aggregate, to those in effect for such Employee immediately prior to the Acceptance Time, to the extent that such benefits, salary, wages, bonus and other compensation plans, policies or agreements (other than those arising under applicable Law) have been made available to Parent on or prior to the date hereof; provided that no equity or equity-based or change in control or other special or non-recurring compensation or benefits shall be taken into account for purposes of this covenant. Without limiting any other provision of this Section 8.4(a), Parent shall provide or cause its Subsidiaries (including the Surviving Company) to provide each Employee who incurs a termination of employment during the one (1) year period following the Acceptance Time with severance payments and severance benefits that are substantially comparable, in the aggregate, to the severance payments and severance benefits to which such Employee would have been entitled with respect to such termination under the severance plans or policies of the Company or the applicable Subsidiary as in effect immediately prior to the Acceptance Time, to the extent such severance plans or policies (other than those arising under applicable Law) have been made available to Parent on or prior to the date hereof.

(b) From and after the Acceptance Time, Parent shall honor or cause to be honored, in accordance with their terms, all Benefit Agreements and all CBAs.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Company) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of defined benefit pension benefits) and all other purposes, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company currently provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not applicable under the corresponding Benefit Plan. The Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the plan year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that no provision contained in this Section 8.4 (i) shall be treated as an establishment, amendment or other modification of any Benefit Plan, Benefit Agreement, Parent Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan, Benefit Agreement or Parent Plan following the Acceptance Time, (iii) shall be considered to be a guarantee of continued employment or any particular term or condition of employment for any Employee or other individual or (iv) shall give any Person (including, for the avoidance of doubt, any Employee) other than the Parties and their respective permitted successors and assigns any legal or equitable or other rights or remedies (including any third-party beneficiary rights).

Section 8.5 Indemnification and Insurance.

(a) Following the Acceptance Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) (i) honor and fulfill in all respects all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Acceptance Time in favor of each then-current present and former director and officer of the Company or any of its Subsidiaries, and each individual who is then serving or has served at the request of the Company as a director, officer or trustee of another Person, in each case determined as of the Acceptance Time (each such individual, an “Indemnified Party”), as provided in the Company’s and its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational documents) or any indemnification or other agreements of the Company or any of its Subsidiaries, in each case as in effect as of the date hereof, and (ii) until the sixth (6th) anniversary of the Effective Time, cause the Surviving Company’s and its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational documents) to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or comparable organizational documents) of the Company and its Subsidiaries as of the date hereof, which shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

(b) Without limiting the generality of the provisions of Section 8.5(a), during the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) indemnify and hold harmless each Indemnified Party from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such Action, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred at or prior to the Effective Time), or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 8.5(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) advance, prior to the final disposition of any Action, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all reasonable costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such Action, investigation or inquiry upon receipt of an undertaking by such Indemnified Party to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 8.5(b), then such Indemnified Party’s right to advancement of costs, fees and expenses pursuant to this Section 8.5(b) with respect to the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) Prior to the Acceptance Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six (6)-year “tail” prepaid directors’ and officers’ liability insurance policy for a premium not to exceed two hundred and fifty percent (250%) of the last annual premium paid prior to the date of this Agreement with respect to the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof on terms with respect to the coverage and amount that are substantially equivalent in the aggregate to those of the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof, for the benefit of the Indemnified Parties with respect to their acts or omissions occurring at or prior to the Effective Time (the “Tail Policy”); provided, that the Company shall not pay more than two hundred and fifty percent (250%). Parent shall and shall cause the Surviving Company to maintain the Tail Policy in full force and effect and continue to honor their respective obligations thereunder for the entire coverage period of the Tail Policy.

(d) This Section 8.5 (i) is intended to benefit and be enforceable by the Indemnified Parties and their respective heirs and representatives, and shall be binding on all successors and assigns of Parent, Purchaser, the Company, the Surviving Company and its Subsidiaries and (ii) is in addition to, and not in substitution for, any other rights to indemnification, contribution or insurance that any such individual may have by contract or otherwise.

(e) In the event that the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers or conveys a majority of its consolidated assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Company or its respective successors or assigns, as the case may be, assume the obligations set forth in this Section 8.5.

Section 8.6 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent and Purchaser shall use their reasonable best efforts to obtain the Financing on the terms, and subject to the conditions (including any “market flex” provisions), set forth in the Financing Letters, including using their reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and conditions thereof, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions (including any “market flex” provisions) set forth in the Debt Commitment Letter (or with conditions no less favorable to Parent and Purchaser than the conditions set forth in the Debt Commitment Letter), (iii) complete the Marketing Materials (with the assistance of the Company pursuant to Section 8.6(c)) and assist Lender in initiating its marketing of the Debt Financing as promptly as practicable following the date hereof, (iv) satisfy on a timely basis all conditions to funding in the Financing Letters and the definitive agreements relating to the Financing (other than, with respect to the Debt Commitment Letter, any condition as to which the failure to be so satisfied is a direct result of the Company’s failure to furnish information required to be furnished by the Company under Section 8.6(c)) and not take any action or omit to take any action to cause the Financing to be unavailable at Closing, (v) consummate the Financing at or prior to the Acceptance Time, including using its reasonable best efforts to cause the Persons committing to fund the Financing to fund the Financing at or prior to the Acceptance Time and (vi) comply with its obligations under the Financing Letters, it being understood that Parent and Purchaser shall not be in breach of their obligations set forth above on account of any failure to so comply directly resulting from any inaccuracy in the representations and warranties of the Company set forth herein or any failure by the Company to comply with its obligations hereunder. Parent and Purchaser shall not, without the prior written consent of the Company, permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Financing Letters or the definitive agreements relating to the Financing if such amendment, modification or waiver would (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount), unless (1) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such reduction, or such fees or original issue discount, and (2) after giving effect to any of the transactions referred to in the immediately preceding clause (1), the representations and warranties set forth in Section 6.6 shall be true and correct, or (B) impose additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Financing Letters, in each case in a manner that would reasonably be expected to (1) delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) or (2) adversely impact the ability of Parent or Purchaser to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect to the Financing, in the case of each of the immediately preceding clauses (1) and (2), in any material respect (provided that, subject to compliance with the other provisions of this Section 8.6(a), Purchaser may amend (x) the Debt Commitment Letter to add additional lenders, arrangers, bookrunners, agents and other commitment parties and (y) the definitive agreements with respect to the Debt Financing to give effect to “market flex” provisions). Parent or Purchaser shall promptly deliver to the Company copies of any amendment, modification or waiver to or under any Financing Letter (other than any portion thereof that sets forth terms of the type that were subject to redaction in the Redacted Fee Letter) or the material definitive agreements relating to the Debt Financing, if executed and delivered prior to the Acceptance Time.

(b) Parent and Purchaser shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of their efforts to arrange the Debt Financing and promptly provide to the Company copies of the material definitive documents for the Debt Financing if executed and delivered prior to the Acceptance Time. Parent and Purchaser shall give the Company prompt notice (i) of any breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which Parent or Purchaser becomes aware, or (ii) of the receipt of any written notice or other written communication, in each case from any financing source with respect to any (A) actual or potential breach, default, termination or repudiation of the Financing Letters or any provisions thereof or any definitive agreement related to the Financing or any provisions thereof or (B) material dispute or disagreement between or among any parties to any of the Financing Letters or any definitive agreement related to the Financing. Upon the occurrence of any circumstance referred to in clause (i) or (ii) of the preceding sentence, or if any portion of the Debt Financing otherwise becomes unavailable on the terms and subject to the conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter, and such portion is reasonably required to fund the aggregate Offer Price, the aggregate consideration in respect of the Series A Share Purchase, the aggregate Merger Consideration, and the consideration provided herein in respect of Company Options and Company RSUs and all fees, expenses and other amounts contemplated to be paid by Parent or Purchaser pursuant to this Agreement, Parent and Purchaser shall use reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable, taken as a whole, to Parent and the Company than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event. Upon the commencement of the Marketing Period, Parent shall give written notice thereof to the Company. Parent and Purchaser shall deliver to the Company true and correct copies of all debt commitment letters, contracts or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. As used in this Agreement, “Debt Financing” shall include any debt financing contemplated by the Debt Commitment Letter as amended, modified or replaced as permitted by this Section 8.6, (1) the term “Debt Commitment Letter” shall include such documents as amended, modified or replaced as permitted by this Section 8.6 and (2) the term “Lender” shall include any Person or Persons providing a commitment under any alternative debt financing commitment permitted under this Section 8.6.

(c) Prior to the Expiration Date, the Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries to use their reasonable best efforts to provide, and shall use its reasonable best efforts to cause its and their respective Representatives to provide, to Parent and Purchaser such cooperation reasonably requested by Parent or Purchaser as is necessary and customary in connection with the arrangement of financings similar to the

Debt Financing (provided that such requested cooperation is consistent with applicable Law and does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), including: (i) providing pertinent and customary information relating to the Company and its Subsidiaries in connection with the Debt Financing, to the extent such information is reasonably available to the Company, to the Debt Financing Sources, (ii) participating (and using its reasonable best efforts to cause its senior management and Representatives to participate) in a reasonable number of meetings with and presentations to prospective Debt Financing Sources and meetings with rating agencies, (iii) providing the Required Information, (iv) assisting in the preparation of documents and materials, including (x) the Marketing Materials (to the extent relating to the Company and its business, operations, financial performance and industry overview and to the extent customary and reasonably necessary for Parent and the Debt Financing Sources to prepare such materials in respect of the Debt Financing), (y) executing and delivering (or obtaining from its Representatives) customary authorization letters (containing customary representations) relating to the Debt Financing and (z) furnishing such documentation and other information regarding the business of the Company required with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, (v) taking such actions as are reasonably requested by Parent, Purchaser or the Debt Financing Sources to facilitate the satisfaction of all conditions precedent to obtaining the Debt Financing set forth in the Debt Commitment Letter to the extent within the control of the Company (including delivery of the stock certificates of the Company and its Subsidiaries to Parent or Purchaser) and (vi) to the extent required by the Debt Commitment Letter, taking all actions as may be required or reasonably requested by Parent, Purchaser or the Debt Financing Sources in connection with the repayment of the existing Third Person Indebtedness for borrowed money of the Company and its Subsidiaries, which repayment shall occur substantially concurrently with the Effective Time. The Company hereby consents to the use of all of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to harm or disparage the Company or any of its Affiliates or their reputation or goodwill. Subject to the limitations under this Agreement, the Company hereby expressly authorizes the use of financial statements and other information provided by the Company pursuant to this Section 8.6(c) for purposes of obtaining the Debt Financing. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required in connection with the Debt Financing to provide forward-looking information (including projections) that have not been prepared and are not reasonably available to the Company, as of the date of this Agreement, provided that the Company shall use its reasonable best efforts to cooperate with Parent and Purchaser to provide the Debt Financing Sources with forward-looking information concerning the business of the Company and its Subsidiaries of the type which the Company has customarily included in its Annual Reports on Form 10-K filed with the SEC (other than any information which is financial in nature) reasonably requested by the Debt Financing Sources to be included in the Marketing Materials.

(d) Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 8.6 or otherwise, to pay any commitment or other similar fee in connection with the Debt Financing. Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 8.6 or otherwise in connection with the Debt Financing and shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (A) any action taken by them at the request of Parent or Purchaser pursuant to this Section 8.6 or in connection with the arrangement of the Debt Financing or (B) any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries). Nothing contained in this Section 8.6 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing prior to the Effective Time. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Purchaser or their Representatives or Debt Financing Sources pursuant to this Section 8.6 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders and investors and their respective officers, employees, representatives and advisors as required in connection with the Debt Financing subject to customary confidentiality protections.

Section 8.7 Section 16 Matters. Prior to the Effective Time, the Company shall be permitted to take any such steps as may be reasonably necessary or advisable to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 8.8 Obligations of Purchaser. Parent shall cause Purchaser to perform its obligations under this Agreement and to consummate the Transactions on the terms and conditions set forth in this Agreement. Parent hereby guarantees the payment by Purchaser of any amounts payable by Purchaser pursuant to the Offer and the Merger or otherwise pursuant to this Agreement.

Section 8.9 Rule 14d-10 Matters. Prior to the Acceptance Time, the compensation committee of the Company Board shall, to the extent not previously taken, take all actions it determines to be necessary or appropriate to approve or ratify all payments that have been made or are to be made and all benefits that have been granted or are to be granted pursuant to employment compensation, severance and other employee benefits plans of the Company, including the Benefit Plans (the “Benefit Arrangements”), as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act, for the purpose of satisfying the requirements of the non-exclusive safe harbor with respect to such Benefit Arrangements in accordance with Rule 14d-10(d)(2) promulgated under the Exchange Act.

Section 8.10 Anti-Takeover Laws. If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law (a “Takeover Statute”) becomes or is deemed to be applicable to any of the Transactions, the Parties shall use reasonable best efforts to take, or cause to be taken, all action reasonably necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

Section 8.11 Resignation of Directors. The Company shall use its reasonable best efforts to obtain and deliver to Parent prior to the Closing (to be effective as of the Effective Time) the resignation of the directors of the Company (in their capacities as directors and not as employees) as Parent shall request in writing not less than five (5) days prior to the Closing.

Section 8.12 Series A Purchase Agreement. Prior to the Effective Time, neither Parent nor Purchaser shall terminate the Series A Purchase Agreement or enter into any amendment to the Series A Purchase Agreement which would prevent the Series A Share Purchase immediately following the Acceptance Time.

ARTICLE IX

CONDITIONS

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Purchaser, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Purchaser, if permissible under Law) as of the Closing of the following conditions:

(a) no Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law or issued or granted any Order (whether temporary, preliminary or permanent) enjoining or otherwise prohibiting or making illegal the consummation of the Transactions; and

(b) Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Common Shares validly tendered pursuant to the Offer and not properly withdrawn as of the Expiration Date.

ARTICLE X

TERMINATION

Section 10.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer and the Merger may be abandoned at any time:

(a) prior to the Acceptance Time, by the written agreement of the Company and Parent; or

(b) by either the Company or Parent:

(i) if (A) as a result of the failure of any of the conditions set forth in Annex I, the Offer shall have terminated or expired in accordance with its terms (after giving effect to any extensions) without Purchaser having accepted for payment any Shares pursuant to the Offer or (B) the Acceptance Time shall not have occurred on or prior to July 7, 2014, which date shall automatically be extended an additional ninety (90) days to the extent necessary to satisfy the conditions set forth in clause (b) of Annex I, or clause (c)(i) of Annex I (to the extent relating to or arising out of any Antitrust Law), so long as all other conditions set forth in Annex I (other than those conditions that by their nature are to be satisfied at the Expiration Date) have been satisfied or waived as of such date (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any Party whose breach of this Agreement has been the primary cause of, or primarily resulted in, Shares not having been accepted for payment pursuant to the Offer; or

(ii) if any Governmental Authority of competent jurisdiction shall have enacted or issued any Law or Order, in each case such that the conditions set forth in Annex I or Section 9.1 cannot be satisfied on or prior to the End Date, and such Law or Order shall have become final and non-appealable, unless the Party seeking to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not have complied in all material respects with its obligations under Section 8.2; or

(c) by the Company:

(i) prior to the Acceptance Time, if all of the following shall have occurred: (A) Parent or Purchaser shall have breached or failed to perform, as applicable, any of its representations, warranties, covenants or agreements contained in this Agreement, (B) such breaches or failures to perform, individually or in the aggregate, shall have caused, or would reasonably be expected to cause, a Parent Material Adverse Effect and (C) such breaches or failures to perform are incapable of being cured by Parent or Purchaser prior to the End Date or, if such breach or failure to perform is capable of being cured by Parent or Purchaser prior to the End Date, Parent or Purchaser shall not have cured such breaches or failures to perform within thirty (30) days (but no later than the End Date) after receipt of written notice thereof from the Company; provided, however, that the right to terminate this Agreement under this Section 10.1(c)(i) shall not be available to the Company if it is in material breach of its covenants or agreements set forth in this Agreement; or

(ii) prior to the Acceptance Time, if all of the following shall have occurred: (A) the Company shall not have willfully and materially breached its obligations under Section 8.3, (B) the Company Board shall have effected a Change in Recommendation to accept a Superior Proposal and (C) concurrently with, and conditioned upon, any termination of this Agreement by the Company pursuant to this Section 10.1(c)(ii), the Company shall pay the Termination Fee to Parent pursuant to Section 10.2(b)(i); or

(iii) (A) if Purchaser fails to commence the Offer in violation of Section 2.1(a) or (B) if (1) all conditions set forth in Annex I have been satisfied or waived at and as of the Expiration Date and (2) the Acceptance Time shall not have occurred within one (1) Business Day after the Expiration Date; or

(iv) if (A) all conditions set forth in Annex I other than the Financing Proceeds Condition (or, in the event that (x) the Financing Proceeds Condition shall not have been waived at least five (5) Business Days prior to the Expiration Date, (y) there shall not have been publicly disclosed after the date hereof by the Company or any Third Person any Acquisition Proposal and (z) there shall have been directly or indirectly disclosed after the date hereof by Parent, Purchaser or the Debt Financing Sources, or any of Parent’s or Purchaser’s Representatives or Affiliates, which disclosure is or has become public, any Effect that would reasonably be expected to result in the Financing Proceeds Condition not being satisfied, other than the Financing Proceeds Condition and the Minimum Condition) shall have been satisfied or waived as of the Expiration Date and (B) the Company shall have irrevocably confirmed to Parent in writing that it is prepared to consummate the Offer, the Top-Up Option and the Merger; provided, that (x) the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c)(iv) until after the fifth (5th) Business Day after delivery of such written confirmation by the Company to Parent and (y) the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c)(iv) from and after the satisfaction or waiver by Parent or the Purchaser of the Financing Proceeds Condition; or

(d) by Parent:

(i) prior to the Acceptance Time, if all of the following shall have occurred: (A) the Company shall have breached or failed to perform, as applicable, any of its representations, warranties, covenants or agreements contained in this Agreement, (B) such breaches or failures to perform would cause the conditions set forth in paragraph (c)(ii) or (c)(iii) of Annex I to not be satisfied and (C) such breaches or failures to perform are incapable of being cured by the Company prior to the End Date or, if such breaches or failures to perform are capable of being cured by the Company prior to the End Date, the Company shall not have cured such breaches or failures to perform within thirty (30) days (but no later than the End Date) after receipt of written notice thereof from Parent or Purchaser; provided, however, that the right to terminate this Agreement under this Section 10.1(d)(i) shall not be available to Parent or Purchaser if either of them is in material breach of its covenants or agreements set forth in this Agreement; or

(ii) prior to the Acceptance Time, if any of the following shall have occurred: (A) the Company Board shall have effected or publicly proposed to effect a Change in Recommendation (whether or not in compliance with Section 8.3), (B) the Company shall have entered into or publicly proposed to enter into an Acquisition Agreement or (C) the Company shall have willfully and materially breached its obligations under Section 8.3.

Section 10.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to, and in accordance with, Section 10.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or such other Party’s Affiliates, and its and their respective Representatives, securityholders and partners in connection with this Agreement; provided that the terms of ARTICLE I, the first sentence of Section 8.1(b), the indemnification and expense reimbursement provisions of Section 8.6(d), this Section 10.2 and ARTICLE XI shall survive the termination of this Agreement; provided, further, that, subject to Section 10.2(e), nothing contained in this Section 10.2 shall relieve Parent, Purchaser or the Company from liability for any willful and material breach of this Agreement prior to such termination.

(b) If:

(i) this Agreement is terminated by the Company pursuant to Section 10.1(c)(ii); or

(ii) this Agreement is terminated by Parent pursuant to Section 10.1(d)(ii); or

(iii) (A) this Agreement is terminated (1) by the Company or Parent pursuant to Section 10.1(b)(i) at a time when the sole condition set forth in Annex I that has failed to be satisfied is paragraph (a) of Annex I (but only if at such time Parent would not be prohibited from terminating this Agreement by the proviso in Section 10.1(b)(i)), (2) by the Company or Parent pursuant to Section 10.1(b)(i) at a time when this Agreement is otherwise terminable by Parent pursuant to Section 10.1(d)(i) or (3) by Parent pursuant to Section 10.1(d)(i), (B) there has been publicly disclosed by the Company or any Third Person after the date hereof and prior to the date of termination of this Agreement an Acquisition Proposal made to the Company, its Subsidiaries or any of their respective Representatives after the date hereof that has not been publically and unconditionally withdrawn prior to the date of termination of this Agreement and (C) within nine (9) months after such termination, the Company or one of its Subsidiaries consummates an Acquisition Proposal or enters into an Acquisition Agreement with respect to an Acquisition Proposal (and such transaction is subsequently consummated); provided that, solely for the purposes of this Section 10.2(b)(iii), references to “fifteen percent (15%)” and “eighty-five percent (85%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

then the Company shall pay (or shall have paid on its behalf) to, or as directed by, Parent a termination fee of Thirteen Million Dollars ($13,000,000) (the “Termination Fee”) in cash;

(x) in the case of a termination under the circumstances described in clause (i) above, concurrently with, and conditioned upon, such termination,

(y) in the case of a termination under the circumstances described in clause (ii) above, within one (1) Business Day following such termination, or

(z) in the case of a termination under the circumstances described in clause (iii) above, concurrently with the consummation of the transaction with respect to such Acquisition Proposal.

(c) If the Company terminates this Agreement pursuant to Section 10.1(c)(i), Section 10.1(c)(iii) or Section 10.1(c)(iv), then Parent or Purchaser shall pay to the Company a termination fee equal to Twenty-Nine Million Dollars ($29,000,000) (the “Parent Termination Fee”), within two (2) Business Days of the date of such termination.

(d) In no event shall any Party or any Person on any Party’s behalf be required to pay the Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Termination Fee or Parent Termination Fee, as applicable, may be payable at different times or upon the occurrence of different events.

(e) In circumstances where the Termination Fee is payable in accordance with Section 10.2(b), Parent’s receipt of the Termination Fee (if received) from or on behalf of the Company shall be Parent’s and Purchaser’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees or any former, current or future direct or indirect equity holder, general or limited partner, controlling person, stockholder, member, manager, director, officer, employee, agent, affiliate or assignee of any of the foregoing (collectively, the “Company Related Parties”) and any Person who pays the Termination Fee on the Company’s behalf for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties and any Person who pays the Termination Fee on the Company’s behalf for all breaches, losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount, none of the Company Related Parties or any Person who pays the Termination Fee on Parent’s or Purchaser’s behalf shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Other than indemnification and expense reimbursement provisions in Section 8.6(d), the Company’s receipt of the Parent Termination Fee (if received) from or on behalf of Parent or Purchaser shall be the Company and its Subsidiaries’ sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent, Purchaser, the Guarantor, the Debt Financing Sources or any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees or any former, current or future direct or indirect equity holder, general or limited partner, controlling person, stockholder, member, manager, director, officer, employee, agent, affiliate or assignee of any of the foregoing (collectively, the “Parent Related Parties”) and any Person who pays the Parent Termination Fee on Parent’s or Purchaser’s behalf for all breaches, losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount, none of the Parent Related Parties or any Person who pays the Parent Termination Fee on Parent’s or Purchaser’s behalf shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(f) Payment of the Termination Fee or the Parent Termination Fee shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, respectively, and the Company, Parent or Purchaser, as applicable (or any Person paying the Termination Fee or Parent Termination Fee on such party’s behalf) shall be allowed to deduct or withhold from such payment any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. In the event that the Company fails to pay the Termination Fee when due, the Company shall (i) reimburse Parent for all reasonable costs and expenses (including reasonable expenses of counsel) actually incurred or accrued by Parent in connection with the collection and enforcement of this Section 10.2 and (ii) pay Parent interest on the amount payable pursuant to this Section 10.2 calculated as commencing when such amount was payable pursuant to this Agreement and continuing until the date such amount is actually paid, at the prime lending rate prevailing during such period as published in The Wall Street Journal or similar national publication and compounded quarterly. In the event that Parent fails to pay the Parent Termination Fee when due, Parent shall (x) reimburse the Company for all reasonable costs and expenses (including reasonable expenses of counsel) actually incurred or accrued by the Company in connection with the collection and enforcement of this Section 10.2 and (y) pay the Company interest on the amount payable pursuant to this Section 10.2 calculated as commencing when such amount was payable pursuant to this Agreement and continuing until the date such amount is actually paid, at the prime lending rate prevailing during such period as published in The Wall Street Journal or similar national publication and compounded quarterly.

(g) The Parties acknowledge and agree that the agreements in this Section 10.2 are an integral part of the Transactions, and that without these agreements, the Parties would not enter into this Agreement.

(h) For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with the terms of Section 11.16 and the payment of the Parent Termination Fee under Section 10.2(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance under Section 11.16 and the Parent Termination Fee pursuant to Section 10.2(c).

Section 10.3 Limitation on Recourse. Other than (a) pursuant to the Confidentiality Agreement, solely with respect to the parties thereto and in accordance with the terms thereof (any claims arising under the Confidentiality Agreement, “Confidentiality Agreement Claims”), (b) with respect to the right to seek specific performance of the Equity Financing Letter to the extent permitted by and in accordance with the sixth and eighth sections of the Equity Financing Letter and on the terms and conditions of, and to the extent permitted by,

Section 11.16 (any such claims under the Equity Financing Letter, the “EFL Claims”), and (c) recourse against the Guarantor under the Limited Guaranty solely to the extent provided therein, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth in this Agreement. Other than the Confidentiality Agreement Claims, the EFL Claims and such recourse against the Guarantor under the Limited Guaranty, no former, current or future direct or indirect equity holders, controlling Persons, stockholders, Representatives, members, managers, Affiliates, general or limited partners or assignees of the Company, Parent, Purchaser, Guarantor or of any former, current or future direct or indirect equity holder, controlling Person, stockholder, Representative, member, manager, general or limited partner, Affiliate, or assignee of any of the foregoing or any Debt Financing Source (other than Parent and Purchaser) shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Purchaser or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a Party or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Non-Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with ARTICLE X, except that any covenant or agreement contained in this Agreement that by its terms is required to be performed in whole or in part after the Effective Time shall survive the Effective Time to the extent so required to be performed after the Effective Time.

Section 11.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt; provided that any notice received on any Business Day after 5:00 p.m., local time, or on any non-Business Day, shall be deemed to have been received at 9:00 a.m., local time, on the next Business Day) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)	if to Parent or Purchaser, to:

GTCR Valor Companies, Inc.

c/o GTCR LLC

300 North LaSalle Street

Chicago, IL 60654

Facsimile:	(312) 382-2201
Attention:	Christian McGrath

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Phone:	(212) 906-1200
Fax:	(212) 751-4864
E-mail:	ted.sonnenschein@lw.com
bradley.faris@lw.com
Attention:	Edward Sonnenschein
Bradley C. Faris

(b)	if to the Company, to:

Vocus, Inc.

12051 Indian Creek Court

Beltsville, Maryland 20705

Facsimile:	(301) 459-2827
Attention:	Legal Department

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

23rd Floor

Boston, Massachusetts 02116

Facsimile:	(617) 573-4822
Attention:	Margaret A. Brown

or to such other address or facsimile number for a Party as shall be specified in a notice given in accordance with this Section 11.2.

Section 11.3 Amendment and Modification. Subject to applicable Law and any authorization of the Continuing Director or Continuing Directors required by Section 2.3(b), this Agreement may be amended, modified and supplemented in any and all respects, by written agreement of the Parties, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that no such amendment, modification or supplement shall result in the Common Stock Merger Consideration not being the same amount and kind of cash, property, rights or securities as the consideration being offered to holders of Common Shares in the Offer; provided, further, that, after the Acceptance Time, no such amendment, modification or supplement shall adversely affect the rights of the Company’s stockholders (other than Parent or its Affiliates) hereunder without the approval of such stockholders. Notwithstanding the foregoing, no amendments, modifications or waivers with respect to the provisions of which any Debt Financing Source is expressly made a third-party beneficiary pursuant to Section 11.6 (or related defined terms) shall be permitted in a manner adverse to any Debt Financing Source without the prior written consent of the Debt Financing Sources.

Section 11.4 Waivers. Subject to any authorization of the Continuing Director or Continuing Directors required by Section 2.3(b), at any time prior to the Effective Time, any of the Parties may waive any failure of any of the other Parties to comply with any obligation, covenant, agreement or condition herein. Any agreement on the part of a Party to any such waiver shall be valid only by a written instrument signed by such Party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other such failure.

Section 11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempted or purported assignment in violation of this Section 11.5 will be null and void; provided, however, that from and after the Acceptance Time, Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder; provided, further, that each of Parent and Purchaser may assign this Agreement and its rights hereunder without the prior written consent of the other parties to any of their respective financing sources (including the Debt Financing Sources) pursuant to the terms of the Debt Commitment Letters but solely to the extent necessary for purposes of creating a security interest herein or otherwise assigning this Agreement and its rights hereunder as collateral in respect of the Debt Financing. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

Section 11.6 Entire Agreement; Third-Party Beneficiaries. This Agreement, the Series A Purchase Agreement, the Support Agreements, the Limited Guaranty, the Equity Financing Letter and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders, from and after the Acceptance Time, to receive the Offer Price or, from and after the Effective Time, to receive the Merger Consideration, as applicable, and, from and after the Acceptance Time, the holders of Company Options, Company Restricted Stock or Company RSUs to receive the consideration described in Section 4.4, in each case, from and after the Acceptance Time and the Effective Time, as applicable, and in accordance with and subject to the terms and conditions of this Agreement, (ii) as provided in Section 11.12(b) (which is intended for the benefit of the Debt Financing Sources) and (iii) as provided in Section 8.5 (which is intended for the benefit of the Indemnified Parties, all of whom shall be third-party beneficiaries of Section 8.5), are not intended to confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding the foregoing, each Debt Financing Source is an express third party beneficiary of the last sentence of Section 10.2(e), Section 10.3, Section 11.3, Section 11.5, Section 11.12(b) and this Section 11.6.

Section 11.7 Public Disclosure. The Company and Parent shall agree on the form and content of any initial press release and, except with the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), shall not, and shall cause their respective Affiliates and Representatives not to, issue any other press release or other public statement or communication with respect to this Agreement or the Transactions; provided that the Company or Parent may, without the prior written consent of the other, issue such communication or make such public statement (a) as may be required by applicable Law or Securities Exchange Rules and, if practicable under the circumstances, after reasonable prior consultation with the other, or (b) to enforce its rights under this Agreement; provided, however, that neither Party will be required to obtain the prior agreement of or consult with the other Party in connection with any such press release or public announcement if and after the date and time at which the Company Board has effected a Change in Recommendation in accordance with Section 8.3 or terminated this Agreement in accordance with ARTICLE X.

Section 11.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such expenses; provided, however, that Parent shall bear the HSR Act filing fee pursuant to Section 8.2.

Section 11.9 Company Disclosure Schedule. Disclosures on the Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement, and any disclosure set forth on any section thereof shall be deemed to be disclosed by the Company for all sections of this Agreement and all other sections of the Company Disclosure Schedule to the extent that it is reasonably apparent that such disclosure is applicable to such other sections of this Agreement or such other sections of the Company Disclosure Schedule. The headings contained in the Company Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained therein or in this Agreement. The inclusion of any information in any section of the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Company or otherwise imply that such information is required to be listed in any section of the Company Disclosure Schedule or that any such matter rises to a Company Material Adverse Effect, or is material to or outside the ordinary course of business. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. All references in the Company Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties or similar matters or statements are intended only to allocate rights and risks between the Company, Purchaser and Parent and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party or give rise to any claim or benefit to any Person who is not a Party. In addition, the disclosure of any matter in the Company Disclosure Schedule is not to be deemed an admission that such matter actually constitutes noncompliance with or a violation of applicable Law, Governmental Authorization or Contract or other topic to which such disclosure is applicable. No reference in the Company Disclosure Schedule shall by itself be construed as an admission or indication that a Contract or other document is enforceable or currently in effect except to the extent provided in this Agreement. Where a Contract or other document is referenced, summarized or described in the Company Disclosure Schedule, such reference, summary or description does not purport to be a complete statement of the terms or conditions of such Contract or other document and such reference, summary or description is qualified in its entirety by the specific terms and conditions of such Contract or other document.

Section 11.10 Governing Law. This Agreement and any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof (whether based on contract, tort or otherwise) shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.11 Submission to Jurisdiction. Each Party hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if such Court does not have jurisdiction of the dispute, other state or federal courts in Delaware, including any appellate courts thereof (the “Delaware Courts”), for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof (whether based on contract, tort or otherwise). Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in the Delaware Courts. With respect to any such proceeding, each of the Parties irrevocably and unconditionally waives and agrees not to plead or claim in any such court (a) that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with applicable Law, (b) that it or its property is exempt or immune from jurisdiction of the Delaware Courts or from any legal process commenced in the Delaware Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law that (i) the Action in the Delaware Courts is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Delaware Courts.

Section 11.12 WAIVER OF JURY TRIAL.

(a) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.12(a). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York (and any appellate courts thereof); (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, and waives and agrees not to plead or claim in any such court to the fullest extent permitted by applicable Law that (x) the Action in such courts is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) the Debt Commitment Letter or the subject matter thereof may not be enforced in or by such courts; (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation or any other Action (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement, the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby; (iv) and agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suite on the judgment or in any other manner provided by law; and (v) agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. The Debt Financing Sources are intended third party beneficiaries of this Section 11.12(b).

Section 11.13 Service of Process. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the Delaware Courts by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.2. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

Section 11.14 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 11.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 11.16 Specific Performance.

(a) The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 11.16, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 11.16 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 11.16 before exercising any other right under this Agreement. In furtherance and not in limitation of the foregoing, the Parties agree that the provisions set forth in Section 10.2 shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement.

(b) Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedy in connection with enforcing (i) Parent’s and Purchaser’s obligation to cause the Equity Financing to be funded (which shall arise solely in the Company’s capacity as a third party beneficiary under the Equity Financing Letter), (ii) Parent’s, Purchaser’s and the Series A Preferred Stockholder’s obligation to cause the Series A Share Purchase to occur (which shall arise solely in the Company’s capacity as a third party beneficiary under the Series A Purchase Agreement) or (iii) Parent’s or Purchaser’s obligation to consummate the Offer or the Merger (but not the right of the Company to injunctions, specific performance or other equitable remedies for obligations other than with respect to the Equity Financing, the Series A Share Purchase or the consummation of the Offer or the Merger) shall be subject to the requirements that (A) with respect to the consummation of the Offer and related Equity Financing, all conditions set forth in Annex I have been satisfied or waived, with respect to the consummation of the Series A Share Purchase and related Equity Financing, all the conditions set forth in Section 1.3 of the Series A Purchase Agreement have been satisfied or waived, and with respect to the consummation of the Merger and related Equity Financing, all the conditions set forth in Section 9.1 have been satisfied, (B) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at or before the consummation of the Offer and the Merger, if the Equity Financing is funded at or before the consummation of the Offer and the Merger, respectively, and (C) the Company has confirmed to Parent in writing that if specific performance is granted and the Debt Financing and the Equity Financing are funded, then it is prepared to consummate the Offer, the Top-Up Option and the Merger.

(c) If a court has issued a final and non-appealable ruling declining to specifically enforce the obligations of Parent or Purchaser to take all actions under this Agreement up to and including the consummation of the Offer and Merger pursuant to a claim for specific performance brought against Parent or Purchaser pursuant to this Section 11.16, then the sole and exclusive remedy of the Company will be payment of the Parent Termination Fee in accordance with the terms and conditions of Section 10.2(c). In addition, the Company agrees to cause any action or proceeding commenced by the Company and pending in connection with this Agreement against Parent or Purchaser to be dismissed with prejudice promptly, and in any event within five (5) Business Days, after such time as Parent or Purchaser consummates the transactions contemplated by this Agreement pursuant to this Section 11.16. For the avoidance of doubt, while the Company may pursue both a grant of specific performance to the extent permitted by this Section 11.16 and the payment of the Parent Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to require Parent or Purchaser to consummate the transactions contemplated by this Agreement and payment of the Parent Termination Fee.

Section 11.17 No Other Representations or Warranties by Parent or Purchaser. The Company acknowledges that, except for the representations and warranties of Parent and Purchaser expressly set forth in ARTICLE VI, neither Parent nor Purchaser nor any of their respective Representatives makes any representation or warranty, either express or implied, as to Parent or Purchaser or as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives.

Section 11.18 No Other Representations or Warranties by the Company; Investigation by Parent and Purchaser. Each of Parent and Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Purchaser has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in ARTICLE V, neither the Company nor any of its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the Company or its Subsidiaries or as to the accuracy or completeness of any of the information provided or made available to Parent or Purchaser or any of their Representatives.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

GTCR VALOR COMPANIES, INC.

By:	/s/ Mark M. Anderson
	Name:	Mark M. Anderson
	Title:	Vice President and Treasurer

GTCR VALOR MERGER SUB, INC.

By:	/s/ Mark M. Anderson
	Name:	Mark M. Anderson
	Title:	Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

VOCUS, INC.

By:	/s/ Richard Rudman
	Name:	Richard Rudman
	Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other provisions of the Offer, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Common Shares validly tendered and not properly withdrawn and may delay the acceptance for payment of, purchase or, subject to the restrictions referred to above, the payment for, any Common Shares validly tendered and not properly withdrawn, if:

(a) the Minimum Condition shall not have been satisfied at the Expiration Date;

(b) the waiting period (and any extensions thereof) applicable to the consummation of the Offer or the Merger under the HSR Act shall not have expired or otherwise been terminated at or prior to the Expiration Date; or

(c) any of the following conditions shall exist or shall have occurred, and shall be continuing, at the Expiration Date:

(i) a Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law or issued or granted any Order (whether temporary, preliminary or permanent) enjoining or otherwise prohibiting or making illegal the consummation of the Transactions, including the Offer, the Top-Up Option, the Series A Share Purchase and the Merger;

(ii) (A) the representations and warranties of the Company contained in the first and fourth sentences of Section 5.4(a) and Section 5.4(b) of the Agreement shall not be true and correct in all respects as of the date of this Agreement and as of the Expiration Date as though made on and as of the Expiration Date (other than inaccuracies that would not result in an increase of more than one percent (1%) of the total consideration payable under this Agreement, without duplication, in respect of the aggregate Offer Price, the aggregate Merger Consideration and amounts payable with respect to Company Options, Company Restricted Stock and Company RSUs), (B) the representations and warranties of the Company contained in Section 5.1(a), Section 5.2, Section 5.3(a), the second and third sentences of Section 5.4(a), Section 5.19 and Section 5.22 of the Agreement shall not be true and correct in all material respects as of the Expiration Date as though made on and as of the Expiration Date (except to the extent they refer to another date, in which case as though made on and as of such other date), (C) the representation and warranty of the Company contained in Section 5.7 of the Agreement shall not be true and correct in all respects as of the Expiration Date as though

Annex I-1

made on and as of the Expiration Date or (D) the representations and warranties of the Company contained in ARTICLE V of the Agreement (other than the representations and warranties described in (A), (B) or (C) above) shall not be true and correct in all respects as of the Expiration Date as though made on and as of the Expiration Date (except to the extent they refer to another date, in which case as though made on and as of such other date); provided, however, that for purposes of determining the satisfaction of the condition set forth in clause (D) of this paragraph (c)(ii), no effect shall be given to any exception or qualification in such representations and warranties relating to “material”, “materiality”, “Company Material Adverse Effect” or similar qualifier; provided, further, that the condition set forth in clause (D) of this paragraph (c)(ii) shall be deemed to have been satisfied unless the impact of the failure of any of such representations and warranties referred to in clause (D) of this paragraph (c)(ii) to be so true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iii) the Company shall have failed to perform or to comply in all material respects with the covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Expiration Date;

(iv) an Effect shall have arisen, occurred, come into existence or become known between the date of the Agreement and the Expiration Date that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect which is continuing;

(v) Parent shall have failed to receive a certificate signed on behalf of the Company by a senior executive officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (c)(ii), (c)(iii) and (c)(iv) of this Annex I have been satisfied;

(vi) the Marketing Period shall not have been completed;

(vii) Parent (either directly or through its Subsidiaries) shall not have received the Required Amount of the proceeds of the Debt Financing or, alternatively, the Lenders shall, following Parent’s request, not have confirmed to Parent or Purchaser in writing that, cancelable only upon the non-satisfaction or waiver of the other conditions to the Offer at the Expiration Date, the non-satisfaction or waiver of the conditions to the Merger set forth in ARTICLE IX of the Agreement or the absence of the funding of the Equity Financing, the Required Amount of the Debt Financing will be funded in accordance with the terms thereof at the consummation of the Offer and the Closing of the Merger (the “Financing Proceeds Condition”);

(viii) (A) the Series A Purchase Agreement shall not be in full force and effect, (B) the Series A Preferred Stockholder shall have breached the Series A Purchase Agreement in a manner that would prevent the Series A Preferred Stockholder from conveying title to all of the then outstanding Series A Preferred Shares to Purchaser immediately following the Acceptance Time, (C) the Series A Preferred Stockholder shall not have delivered to Purchaser Series A Certificates and Series A Book Entry

Annex I-2

Shares, as applicable, representing all the then outstanding Series A Preferred Shares accompanied by duly executed stock powers or other instruments of transfer or (D) the Series A Preferred Stockholder shall not have irrevocably confirmed to Parent or Purchaser in writing that it will take such actions within its control to complete the Series A Share Purchase, subject only to the occurrence of the Acceptance Time, in accordance with the terms of the Series A Purchase Agreement; or

(ix) the Agreement shall have been properly and validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except the Minimum Condition may not be waived), in each case subject to the terms of the Agreement and applicable Laws. Any reference in this Annex I or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is waived. The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time at or prior to the Expiration Date.

Annex I-3